Exhibit 10.5

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Global Alliance for Acutus Product

Distribution Agreement

by and between

Biotronik SE & Co. KG	(Biotronik)

Woermannkehre 1,12359 Berlin, Germany

and

Acutus Medical, Inc.	(Acutus)

2210 Faraday Ave Suite 100, Carlsbad 92008, California, U.S.A.

(Biotronik and Acutus together the Parties and each a Party)

Table of Contents

1.	Definitions and Interpretation			1

2.	Appointment as Distributor and Principles of Distribution			2

	2.1.	Appointment		2

	2.2.	Exclusive and Co-Exclusive Distributorship		2

	2.3.	Rental program for ACM Console Products		3

	2.4.	Ramp-Up Periods for distribution of ACM Products		4

		2.4.1.	Sharing of market development costs	4

		2.4.2.	Obligations of the Parties during the Ramp-Up Periods	5

	2.5.	Sales Outside the Territory		6

	2.6.	Status of Biotronik		6

	2.7.	Sub-Distributors		7

	2.8.	Resale Prices		8

	2.9.	ACM Products		8

		2.9.1.	Range of ACM Products	8

		2.9.2.	ACM Products Changes	8

		2.9.3.	New Products	9

		2.9.4.	Discontinued Products	10

		2.9.5.	Removed Products	11

3.	Sales Promotion			11

	3.1.	Principles Governing Sales Promotion		11

	3.2.	Sales Organization		12

	3.3.	General Compliance		12

	3.4.	Annual Business Plan Session		12

	3.5.	3.5. Annual Purchase Targets		13

	3.6.	Marketing		16

	3.7.	Information to Acutus		17

	3.8.	Stocks and Expired ACM Products		17

	3.9.	Insurance		18

	3.10.	After-Sales Services		18

	3.11.	Training		18

	3.12.	Documentation and Specimens		19

4.	Quality, Regulatory and Compliance			20

	4.1.	Quality Management		20

	4.2.	Marketing Authorization Approvals		20

		4.2.1.	Principles Governing Marketing Authorization Approvals	20

		4.2.2.	Sale or Import without Marketing Authorization Approval	22

	4.3.	Clinical Trial Coordination		23

	4.4.	Government Reimbursement		24

5.	Sales to Biotronik			24

	5.1.	Terms of Sale		24

	5.2.	Forecasts		24

	5.3.	Order Process		25

	5.4.	Delivery Terms		26

	5.5.	Receipt of the Deliveries		26

	5.6.	Late Delivery		27

	5.7.	Packaging and Labelling		28

	5.8.	No Modifications to the ACM Products		28

	5.9.	Prices		28

	5.10.	Payment Conditions		30

	5.11.	Refurbishment Service		30

	5.12.	Service for ACM Console Products		31

	5.13.	Warranty		31

		5.13.1.	In General	31

		5.13.2.	Warranty Period	32

		5.13.3.	Warranty Process	32

		5.13.4.	On-Site Assessment, Third Party Assessment and Proceedings	33

		5.13.5.	Remedies	33

		5.13.6.	Time Limitations (Verjahrung) and Forfeiture (Verwirkung) of Claims	34

		5.13.7.	Firmware and Other Code	35

6.	Liability			35

7.	Indemnification			35

	7.1.	Indemnification of Acutus by Biotronik		35

	7.2.	Indemnification of Biotronik by Acutus		35

	7.3.	Third-party claims		36

8.	Intellectual Property			38

	8.1.	Principle		38

	8.2.	Use of Acutus Intellectual Property Rights by Biotronik		38

		8.2.1.	Firmware and Other Code	38

		8.2.2.	Other Acutus IP	39

	8.3.	Use of Biotronik Intellectual Property Rights by Acutus		39

	8.4.	Infringements		40

		8.4.1.	Infringements of Acutus Intellectual Property Rights	40

		8.4.2.	Infringements of Third-Party Intellectual Property Rights	40

9.	Force Majeure			41

10.	Confidentiality			42

	10.1.	Handling of the Confidential Information		42

	10.2.	Exceptions		43

11.	Data Protection			43

12.	Term and Termination of this Agreement			44

	12.1.	Term		44

	12.2.	Termination for Good Cause		44

	12.3.	Effects of Termination		46

		12.3.1.	Surviving Obligations	46

		12.3.2.	Right to Convert Exclusive Distribution to Non-Exclusive Distribution	47

		12.3.3.	Right to Represent the ACM Products	47

		12.3.4.	Intellectual Property	48

		12.3.5.	ACM Products in Stock	48

		12.3.6.	Marketing Authorization Approvals	49

		12.3.7.	Compensation in case of Change of Control and Termination	50

		12.3.8.	No Indemnity	51

13.	Miscellaneous			52

	13.1.	No Set-Off		52

	13.2.	Entire Agreement and Annexes		52

	13.3.	Written Notices		52

	13.4.	Severability		53

	13.5.	Amendments		53

	13.6.	No Waiver		53

	13.7.	Assignment		53

	13.8.	Applicable Law and Jurisdiction		54

Annex 1(a) – Definitions	56

Annex 2.1 – Territory and Ramp-Up Period	67

Annex 2.1(a) – ACM Products	69

Annex 2.1(b) – EEA/EU Countries	70

Annex 2.3 – Terms and Conditions for the ACM Console Products rental program	71

Annex 2.5 – Competing Companies	72

Annex 3.5 – Annual Purchase Targets	73

Annex 4.1 – Quality Management Agreement	74

Annex 5.9 – Price List	75

Annex 5.12 – Service Terms and Conditions	76

Annex 12.3.7 – Calculation examples for compensation payment	77

Preamble

A.	Acutus has developed and manufactures, inter alia, a portfolio of electrophysiology products for cardiac mapping and radiofrequency ablation therapy.

B.	Biotronik is active, inter alia, in the field of distribution of medical devices.

C.	Acutus intends to appoint Biotronik as a distributor for ACM Products in the Territory, and Biotronik intends to accept such appointment.

Now, therefore, the Parties agree as follows:

1.	Definitions and Interpretation

(a)	The capitalized terms set out in Annex 1(a) have the meanings set forth in that Annex, whether used in the singular or plural form.

(b)	The words “includes”, “including”, “in particular”, “such as” and “inter alia” and the examples given in the Agreement are to be construed without limitation.

(c)	Obligations on a Party to provide information or notification to the other Party will be construed to mean “without undue delay”, unless agreed otherwise.

(d)	References to a person include an individual, a body corporate, an unincorporated association of persons, government, state, state agency, corporation, association or partnership.

(e)	References to “days” mean calendar days unless specified to be Business Days.

(f)	References to a Party in this Agreement include references to the successors or permitted assigns of that Party.

(g)	A document is a reference to that document as modified or replaced from time to time.

(h)

Any reference to an enactment (which includes any legislation in any relevant jurisdictions) includes references to (i) that enactment as re-enacted, amended, extended or applied by or under any other enactment (before, on or after the Effective Date); (ii) any enactment which that enactment reenacts (with or without modification); and (iii) any subordinate legislation made (before, on or after the Effective Date) under that enactment, as reenacted, amended, extended or applied as described; (iv) any enactment, statute, legislation or law in any relevant jurisdictions.

(i)

The Parties acknowledge that this Agreement has been individually negotiated, and each had the opportunity to consult with independent counsel of their own choice. They have entered into this Agreement based on their own judgment and not on any promises or representations other than those contained in the Agreement. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any Party.

(j)

References in this Agreement to EU/EEA countries means the countries that are in the European Economic Area, as defined under the EEA Agreement that formally establishes the European Economic Area, as such agreement is updated from time to time.

2.	Appointment as Distributor and Principles of Distribution

2.1.	Appointment

(a)

Acutus hereby appoints Biotronik as exclusive (subject to Section 2.2) distributor for the ACM Products in the countries of the Territory which are defined in Annex 2.1 as belonging to the Biotronik Sphere of Commercialization, and Biotronik hereby accepts such appointment.

(b)

Acutus hereby appoints Biotronik as co-exclusive (subject to Section 2.2) distributor (together with Acutus and Acutus’ Affiliates) for the ACM Products in the countries of the Territory which are defined in Annex 2.1 as belonging to the Joint Sphere of Commercialization, and Biotronik herby accepts such appointment.

(c)

Biotronik will not import into the Territory or distribute in the Territory any ACM Products received from any source other than Acutus or a reseller (to the extent the reseller is authorized by Acutus to sell ACM Products to Biotronik for the Territory).

2.2.	Exclusive and Co-Exclusive Distributorship

(a)

The appointment of Biotronik as a distributor for the ACM Products is (i) exclusive solely to the extent set forth in Section 2.2(b) and (ii) co-exclusive solely to the extent set forth in Section 2.2(c).

(b)

Biotronik Sphere Exclusivity. If and for as long as Biotronik has an exclusive distribution right for an ACM Product in a country in the Biotronik Sphere of Commercialization, Acutus shall not (i) appoint any Third Party as a distributor that has the right to distribute such ACM Product inside or into such country; and (ii) Acutus and its Affiliates shall not sell or represent such ACM Product in such country (in the case of each of (i) and (ii), other than passive sales as contemplated in Section 2.2(d)).

(c)

Joint Sphere Co-Exclusivity. If and for as long as Biotronik has a co-exclusive distribution right for an ACM Product in a country in the Joint Sphere of Commercialization, Acutus shall not appoint any non-Affiliate Third Party as a distributor that has the right to distribute such ACM Product actively inside or into such country.

(d)

Reserved Rights. Acutus and its Affiliates retain the right to conduct and maximize sales of ACM Products outside the Territory (including using distributors), and inside the Joint Sphere of Commercialization (not using distributors). Additionally, Acutus, its Affiliates, and distributors remain free to sell ACM Products passively (i.e. responding to unsolicited requests from individual customers including delivery of goods to such customers in the sense of para 51 of the Vertical-Guidelines (2010/C 130/01)) into all countries in the EU/EEA, UK and Switzerland.

(e)	Prior to the Effective Date, Acutus will have provided Biotronik with a list of all distributors currently appointed by Acutus for ACM Products in the Territory.

(f)

Biotronik, its Affiliates and, to the extent approved by Acutus under Section 2.7(a), its Sub-Distributors will have the right to conduct sales of ACM Products inside and into the Biotronik Sphere of Commercialization and the Joint Sphere of Commercialization of the Territory.

2.3.	Rental program for ACM Console Products

(a)

During the first two (2) years of the Initial Term of the Agreement, Acutus shall maintain a rental program for ACM Console Product units on the terms and conditions in this Agreement, including those attached as Annex 2.3. Biotronik shall have the right to purchase ACM Console Product units from Acutus under Section 5 below at any time during the term of this Agreement and to rent up to fifty (50) ACM Console Product units from Acutus under Section 5 below at any time during these first two (2) years; such rental also being subject to Annex 2.3. The fixed rental fees for the ACM Console Product units are outlined in Annex 2.3. The costs for standard service and maintenance of such rented ACM Console Products are included in the rental fee to the extent set forth in Annex 5.12, and Acutus shall perform its service obligations under Annex 5.12 for the rental ACM Console Product units.

(b)

After the end of the first two (2) years of the Initial Term of the Agreement, Biotronik may continue to rent the then rented ACM Console Products in accordance with the terms and conditions of this Agreement, including Annex 2.3, and may do so indefinitely during the term of this Agreement to the extent Biotronik retains any distribution rights (excluding passive sales rights) for the ACM Console Products in the country within the Territory under this Agreement into which the unit is being distributed, including Biotronik’s right according to Section 2.3(c)(i). There will be no option to rent ACM Console Products additional to the ACM Console Product units rented during the first two (2) years of the Initial Term after the first two (2) years of the Initial Term, and rental units returned during or after this first two (2) years of the Initial Term cannot be rented again (each return reducing the total quantity that may be rented by Biotronik by one). Biotronik and its customers will not have an option to buy rental units. Rather, all sales by and under authority of Biotronik must be of new units purchased from Acutus under Section 5 below.

(c)	Subject to the terms and conditions of this Agreement, including Annex 2.3, Biotronik shall have the right to

(i)

freely move the rented ACM Console Product units to another customer account in the Territory, with or without a refurbishment of such ACM Products in accordance with Section 5.11 of this Agreement, during the term of this Agreement to the extent Biotronik retains the right to distribute the ACM Console Product under this Agreement into the country within the Territory into which the ACM Console Product is being moved; and

(ii)	return rented ACM Console Product units to Acutus with thirty (30) days’ notice when Biotronik wants to remove the rental units from its rental inventory.

While Acutus has the right to update the terms and conditions set out in Annex 2.3 to reflect Acutus’ then standard rental practices, Acutus will not update Annex 2.3 to prevent Biotronik from moving or returning units in the manner described in this Section 2.3(c).

2.4.	Ramp-Up Periods for distribution of ACM Products

2.4.1.	Sharing of market development costs

(a)

Acutus and Biotronik shall share market development costs in the Territory incurred during the Ramp-Up Periods solely to the extent mutually agreed by both Parties in writing. The Parties agree that the ramp-up periods for the distribution of ACM Products in each country in the Territory are set forth in Annex 2.1 of this Agreement, subject to adjustment as set forth in Section 2.4.1(b) or 2.4.1(c) (the Ramp-Up Periods).

(b)

The Ramp-Up Period for each country in the Territory shall commence in the respective country upon the granting of the respective Marketing Authorization Approval by the Governmental Authorities in the country (or upon the Effective Date if already granted as of the Effective Date) and shall end in such country at the end of the number of consecutive months after Marketing Authorization Approval in such country (or after the Effective Date if a Marketing Authorization Approval is already granted as of the Effective Date) as indicated in Annex 2.1, except such duration shall be adjusted as follows. Because the Parties desire to have the Annual Purchase Targets for all countries begin on January 1, and end on December 31, of each calendar year, the duration of each Ramp-Up Period shall be determined as if the Ramp-Up Period began on: (i) for Marketing Authorization Approvals existing as of the Effective Date, January 1, 2021; (ii) for all other Marketing Authorization Approvals obtained prior to July 1 of a calendar year, the January 1 preceding the date on which the Marketing Authorization Approval was obtained (i.e.,

January 1 of the calendar year in which the Marketing Authorization Approval was obtained); and (iii) for Marketing Authorization Approvals obtained on or after July 1 of a calendar year, the January 1 immediately following the date on which the Marketing Authorization Approval is obtained (i.e., January 1 of the calendar year following the calendar year in which the Marketing Authorization Approval was obtained).

(c)

In EU/EEA countries of the Territory where Acutus is responsible for maintaining the Marketing Authorization Approval (i.e., the CE mark), if Acutus loses the CE mark for the ACM Console Product, the AcQMap Mapping Catheter or the AcQMap Patient Electrode Kits, then the Annual Purchase Targets for all such countries affected by the loss of the CE mark shall be reduced as reasonably necessary to account for the loss, as follows. In each calendar year in which the CE mark was not in effect for any part of such year, the Annual Purchase Target for the ACM Product for which the CE Mark was lost shall be reduced in the affected EU/EEA countries pro-rata based upon the duration of the loss a percentage of the duration of the calendar year. The Parties acknowledge that such loss is a serious obstacle to conduct sales in such affected countries of the Territory and may have negative effects beyond the actual time period during which or ACM Product for which no CE mark exists, however. Accordingly, Biotronik will have the right to provide an estimate for the impact on the sales on ACM Product beyond such adjustment and request an additional reduction of the Annual Purchase Targets. The Parties will discuss in good faith the impact of Acutus’ loss of the CE mark, and each Party will attempt in good faith to reasonably resolve issues caused by the loss collaboratively with the other and to minimize adverse impact on ACM Product sales. For clarity, adjustments to Annual Purchase Targets beyond the automatic adjustment described in this paragraph above will be made solely as mutually agreed.

2.4.2.	Obligations of the Parties during the Ramp-Up Periods

(a)

Acutus shall provide sufficient therapy manager (i.e. mapper) training for Biotronik initial personnel to support and accelerate market adoption of the ACM Products in accordance with Section 3.11. Biotronik agrees that its personnel shall become the primary training resource for other Biotronik personnel as soon as practical subject to sufficient training by Acutus in accordance with Section 3.11.

(b)

Acutus and Biotronik shall set up shared service depots on a region by region basis as further agreed to and described in a separate agreement. For Europe the service depot will be set-up and operated by Acutus in Brussels as of the Effective Date.

(c)

Acutus and Biotronik shall discuss and separately agree on creating and developing centres of excellence, which shall include creating a centre of excellence in Berlin, for the purpose of promoting the ACM Products and the Bio Products. There shall be a centre of excellence at a hospital to be selected by the Parties for case observations, and a demo lab including one ACM Console Product that Acutus shall provide at no cost to be placed in Berlin. Biotronik shall keep the ACM Console Product in good working order, subject to sufficient training provided by Acutus. Acutus reserves the right to remove the ACM Console Product if it is not being used to promote ACM Products to support and accelerate market development consistent with Section 3.1(a).

(d)

Biotronik shall support Acutus’ commercial team working closely with the Biotronik EP business development team to promote and support Biotronik’s and Acutus’ customers purchasing and using the ACM Products throughout the European Union.

(e)	To the extent agreed by the Parties in writing, Biotronik shall fund physician studies in the Biotronik Sphere of Commercialization and Acutus shall provide support as required.

(f)	Acutus agrees to hire sufficient personnel to provide training and logistical support to Biotronik for the Ramp-Up Periods in accordance with Section 3.11.

(g)	Biotronik agrees to hire or re-assign sufficient personnel to provide mapping, sales, technical and field support for the countries of the Territory; in each case consistent with Section 3.1(a).

2.5.	Sales Outside the Territory

Biotronik will not, and will cause its Affiliates and Sub-Distributors not to, (i) conduct sales of or accept orders for ACM Products outside the Territory; or (ii) sell the ACM Products to any Third Party if Biotronik or its Affiliate knows or should know, in the exercise of good faith business judgement and without the need to investigate, that such sale will result in the distribution of any ACM Product outside of the Territory. In the case of each of (i) and (ii), Biotronik and its Affiliates remain free to passively sell ACM Products (i.e. responding to unsolicited requests from individual customers including delivery of ACM Products to such customers in the sense of para 51 of the Vertical-Guidelines (2010/C 130/01)) into all countries in the EU/EEA and Switzerland. While rights to distribute ACM Products in the Czech Republic are reserved to Acutus as of the Effective Date, the Parties will discuss, around the end of calendar year 2020, the extent to which Biotronik should receive exclusive rights in the Czech Republic. The Czech Republic will be added to the Territory solely to the extent mutually agreed.

2.6.	Status of Biotronik

(a)

The relationship between Acutus and Biotronik will be that of independent contractors. Nothing contained in this Agreement will be construed to imply a joint venture or principal-agent relationship between the Parties.

(b)	Biotronik will act in its own name and for its own account. All financial obligations associated with the business of Biotronik are the sole responsibility of Biotronik.

(c)

Neither Party has nor will hold itself out as having any right, power or authority to create a contract or obligation, whether either expressed or implied, on behalf of, in the name of or binding on the other Party.

2.7.	Sub-Distributors

(a)

Biotronik may appoint third-party sub-distributors or agents in countries in the Territory other than those in the EEA/EU, UK and Switzerland (together the Sub-Distributors), such appointment to be made solely with the prior written consent of Acutus, which will not be unreasonably withheld, provided that Biotronik does not have a sales force in the country, the scope and duration of rights (including exclusivity) granted to Sub-Distributors does not exceed the scope or duration of rights granted to Biotronik under this Agreement and the agreements with Sub-Distributors are subject to the same rights of termination and conversion by Acutus as Biotronik’s rights. Biotronik shall be responsible for the actions and inactions of its Affiliates and Sub-Distributors in connection with this Agreement as if such actions and inactions were by Biotronik. It shall be considered reasonable for Acutus to withhold consent based upon any good faith questions or concerns in Acutus’ reasonable business judgement. For clarity, no MAA for an ACM Product will be owned or controlled by a Sub-Distributor except to the extent Acutus expressly indicates that the Sub-Distributor is authorized to own or control the MAA in such written approval by Acutus.

(b)	Biotronik will impose terms on its Sub-Distributors that are materially as protective of Acutus as the following terms in this Agreement:

(i)	the terms in Sections 2.1(c), 2.2(d), 2.4.2(g), 2.5, 2.6, 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.8, 3.9, 3.10, Annex 5.12 and Acutus’ rights to make changes to, discontinue, and remove ACM Products;

(ii)	subject to Acutus’ obligations under Section 3.11, Biotronik will be solely responsible for ensuring Sub-Distributors have sufficient training;

(iii)	the terms in Section 4, including those obligations of Biotronik regarding quality, regulatory and compliance and in the Quality Management Agreement;

(iv)	the terms in Section 5.7(b) and the obligation not to modify ACM Products according to Section 5.8;

(v)	no ACM Product shall display branding, labelling, or the like of any Sub-Distributor without the prior written approval of Acutus;

(vi)	the warranty exclusions and remedy limitations in Section 5.13;

(vii)	the terms in Sections 6, 7.3, 8, 9, 10, 11, and 13; and

(viii)	Sections 12.1, 12.2 (excluding 12.2(d)), and Section 12.3.

2.8.	Resale Prices

Biotronik is free to determine the resale prices for the ACM Products.

2.9.	ACM Products

2.9.1.	Range of ACM Products

The ACM Products available for purchase from Acutus under this Agreement are specified in Annex 2.1(a).

2.9.2.	ACM Products Changes

(a)

Biotronik may submit to Acutus non-confidential written proposals for changes to ACM Products and the Product Specifications. These proposals will be promptly reviewed in good faith and, if approved by Acutus, adopted by Acutus. Acutus will advise Biotronik in writing of acceptance or rejection of the proposed changes and additional costs and expenses involved with implementing accepted changes (if any). The Parties shall agree on the allocation of costs and expenses for such changes prior to the implementation of such changes to the ACM Products.

(b)

No later than the time at which Acutus first communicates with a Regulatory Authority or other Government Authority about a change or issue, but subject to Section 2.9.2(d) and in each case excluding changes to the extent implemented without prior approval or notice being required by a Regulatory Authority, Acutus will inform Biotronik in writing of any:

(i)	intended design change that affects the form, fit or function of ACM Products;

(ii)	intended change of clinical indication, contraindication or intended use of ACM Products;

(iii)	intended changes that require a change of the Product Specification;

(iv)	intended change of ACM Products that is visible to the user of ACM Products (including labelling and packaging); and

(v)	any other intended changes, including to manufacturing or an ACM Product, that Acutus concludes will require a regulatory notice, submission or approval.

(c)

Unless changes to ACM Disposable Products notified to Biotronik pursuant to Section 2.9.2(b) are rejected by Biotronik in writing on reasonable grounds within thirty (30) days from receipt of notification, stating its reasons, these changes will be deemed accepted by Biotronik. If notified by Biotronik of rejection of a change in accordance with this Section 2.9.2(c), Acutus, subject to Section 2.9.2(d), will continue to provide the unchanged ACM Disposable

Products until the earlier of (i) obtaining MAA for such changed ACM Disposable Products or (ii) eighteen (18) months after rejection by Biotronik, and in no event (other than as described in Section 2.9.2(d)) for a longer period of time then necessary to serve tenders; provided that Biotronik shall use diligent efforts to obtain an MAA for the updated ACM Product, and to transition each customer to the updated ACM Product, as soon as possible and in all cases such transition shall be completed within the such eighteen (18) month period.

(d)

Biotronik acknowledges and agrees that in the event Acutus, acting in good faith, considers it necessary to change an ACM Product on notice shorter than that set forth in Section 2.9.2(b) or 2.9.2(c) (i) due to unforeseeable material sourcing problems that Acutus has reasonable grounds to believe will create undue risk of safety or quality issues or of a violation of regulation or applicable law or other supply disruption, and/or (ii) due to unforeseeable changed regulatory requirements, then Acutus will nonetheless notify Biotronik in writing of the change and issue as early as reasonably possible, and in all cases no later than the time at which Acutus first communicates with a Regulatory Authority or other Government Authority about the change or issue. Acutus will discuss its reasons for such a change or issue reasonably with Biotronik and will provide to Biotronik the information set out in Section 2.9.2(b). Notwithstanding anything to the contrary, Acutus is under no obligation to provide ACM Products to Biotronik for which Acutus has notified Biotronik in accordance with this Section 2.9.2(d), or for which Acutus requires suspension under Section 8.4.2(c), for as long as the relevant change or issue is not resolved, and provided that Acutus uses commercially reasonable efforts to resolve the change or issue (or discontinues the ACM Product in light of the significance of the issue). In the event of such changes or issues, (i) the Parties will use good faith efforts to address and solve such situations in a mutually acceptable and reasonable manner, including good faith efforts to mitigate customer and partner impact, and (ii) Acutus will have the right to issue binding instructions to Biotronik regarding the ACM Products affected by such changes or issues that are reasonable in light of the issue(s).

(e)

Prior to implementing any change in ACM Product units supplied to Biotronik under this Agreement, Acutus shall provide Biotronik with the technical file for the applicable ACM Product reflective of such change.

2.9.3.	New Products

(a)

Subject to agreement by the Parties on applicable terms under this Section 2.9.3(a), improvements and successor products of ACM Products, and new Acutus products, in each case that fall within the Field will be added to Annex 2.1(a), provided their application lies within the Field (together the New Products In The Field). Acutus will promptly inform Biotronik of New Products In The Field and submit to Biotronik specifications of New Products In The Field. The Parties will in good faith negotiate in an effort to agree upon the terms applicable to the New Products In The Field which may include terms of the type set out under Sections 2.4 and 3.11. Notwithstanding anything to the contrary, neither Party will have any further obligation under this Agreement with regard to any New Product in the Field if the Parties fail to reach agreement on such terms within thirty (30) days.

(b)

Acutus will inform Biotronik of new or additional products of Acutus for electroporation (ablation devices and/or catheters), single shot PV-isolation systems with any energy source (cryo, radiofrequency, heat, or laser), and left atrial appendage occluder devices (the New Products Outside The Field). If either Party wishes to add any such New Products Outside The Field to Annex 2.1(a), that Party will inform the other Party accordingly, and they will in good faith negotiate in an effort to agree upon the terms applicable to New Products Outside The Field should the Parties agree these should be included in this Agreement. Acutus will be under no obligation to agree to add New Products Outside The Field to Annex 2.1(a), including if no agreement has been reached within thirty (30) days on the terms applicable to New Products Outside The Field.

(c)

Notwithstanding anything to the contrary, this Section 2.9.3 shall not apply (i) in the event of a Change of Control of or a Third Party otherwise becoming an Affiliate of Acutus, to require addition to this Agreement of any product not listed in Annex 2.1(a) at the time of the closing of the Change of Control or Third Party becoming an Affiliate of Acutus; and (ii) in the specific country of the Territory, to require the addition of any product for which the other Party or its Affiliate is distributing a Competing Product.

2.9.4.	Discontinued Products

(a)

Acutus reserves the right to discontinue ACM Products without replacement during the term of this Agreement, subject to Section 2.9.4(b) and provided an ACM Product will be considered “discontinued” only if Acutus no longer manufactures the relevant ACM Product (and no longer has the relevant ACM Product manufactured by a Third Party for sale or distribution in the Territory) (each a Discontinued Product).

(b)

Excluding changes pursuant to Section 2.9.2, if Acutus intends to discontinue an ACM Product, Acutus will notify Biotronik no less than (i) thirty-six (36) months in advance of the intended discontinuation for all ACM Console Product and AcQMap Mapping Catheter products and (ii) twelve (12) months in advance of the intended discontinuation for any other ACM Product, and the Parties will discuss in good faith a resolution for the discontinuation, which may (in the absence of issues of the type contemplated in Section 2.9.2(d)) include (i) a right for Biotronik to place a reasonable final Individual Purchase Order for the Discontinued Product in order to fulfil its obligations from tender business; (ii) transferring the manufacture of the Discontinued Product to a manufacturing site of Biotronik and allowing Biotronik to continue the manufacture under a license or after sale of the Intellectual Property Rights necessary to manufacture the Discontinued Product; or (iii) an adjustment to Annual Purchase Targets pursuant to Section 3.5(j). Acutus will, however, be under no obligation to accept any final Individual Purchase Order that seeks delivery beyond the period of time set forth in this Section 2.9.4(b) above (i.e., thirty-six (36) months for all ACM Console Product and AcQMap Mapping Catheter products and twelve (12) months for any other ACM Product), to transfer manufacture to Biotronik or any other party or to license or sell any Intellectual Property Rights to Biotronik or any other party.

2.9.5.	Removed Products

(a)

If Biotronik or any of its Affiliates (or a Sub-Distributor) distributes a Competing Product in any country in the Territory (irrespective of whether Biotronik or its Affiliates or the Sub-Distributor have developed such Competing Product, have acquired such Competing Product from a Third Party, or such Competing Product is otherwise distributed by Biotronik or its Affiliates or a Sub-Distributor), Acutus will have the right to remove any ACM Product with which the Competing Product competes from Annex 2.1(a) with effect for each of the countries within the Territory where the Competing Product is distributed (a Removed Product).

(b)

Acutus will inform Biotronik in writing of removal under Section 2.9.5(a). While Acutus will not be required to delay any removal, the Parties will negotiate in good faith in an effort to agree upon the consequences of such removal, which may include a transition period in which Biotronik retains non-exclusive rights if required to serve tenders and provide seamless customer support provided that Section 12.3.5 will apply by analogy if the Parties cannot reach agreement.

(c)

Upon removal of a Removed Product from Annex 2.1(a), Biotronik will (and will cause its Affiliates and Sub-Distributors to), at no cost or expense to Acutus, assign and transfer all right, title and interest in and to any and all Marketing Authorization Approvals Biotronik or its Affiliate or their Sub-Distributor may own or hold for such Removed Products to Acutus or Acutus’ Affiliate or designee, subject to applicable regulatory requirements.

(d)

For the avoidance of doubt, Acutus will have the right but not the obligation to distribute (and authorize Affiliates and third parties to distribute) Removed Products in each country in the Territory for which the Removed Product was removed, including countries where the relevant Competing Product is distributed.

3.	Sales Promotion

3.1.	Principles Governing Sales Promotion

(a)

Commencing with Marketing Authorization Approval for an ACM Product in the respective country in the Territory or, if the Marketing Authorization Approval exists in the respective country as of the Effective Date, commencing on the Effective Date, and with respect to the relevant ACM Products that do not require Marketing Authorization Approval for distribution, Biotronik and its Affiliates will use commercially reasonable effort to:

(i)	promote and increase the sales of that ACM Product in such country in the Territory; and

(ii)	maintain and enhance the reputation and acceptance of such ACM Product in such country in the Territory.

(b)

Biotronik will distribute the ACM Products in each country in the Territory and provide sales and customer training, product support and field clinical support, carry out price negotiations with customers, submit tender offers, and provide First Level Support that offers, inter alia, trouble shooting, subject to the provisions of this Agreement regarding Acutus’ support of ACM Products to be provided to Biotronik, all consistent with Section 3.1(a).

(c)

Except as otherwise provided in this Section 3, and except to the extent the Parties have agreed to share costs under Section 2.4.1(a), Biotronik will bear all costs and expenses for Biotronik to comply with the obligations under this Section 3, including costs and expenses for sales promotion, marketing, advertising, workshops, sales meetings, seminars, conventions, or exhibitions.

3.2.	Sales Organization

Biotronik will set up and maintain an adequate sales organization and First Level Support and Second Level Support, with all means and personnel necessary to ensure the fulfilment of its obligations under this Agreement for all ACM Products in each country in the Territory, all consistent with Section 3.1(a).

3.3.	General Compliance

Without prejudice to any other obligations under this Agreement, Biotronik will comply with all legal and technical requirements that apply or have to be observed in any country in the Territory in respect to the distribution of the ACM Products, including rental units.

3.4.	Annual Business Plan Session

(a)

In each September, or at such other time as mutually agreed to by the Parties, the Parties will together conduct an annual face-to-face business plan session, unless the Parties agree that such session can be conducted via teleconference (the Annual Business Plan Session). During the Annual Business Plan Session, the Parties will, without limitation and all consistent with Section 3.1(a):

(i)	review Biotronik’s performance in the past year, including sales promotion of ACM Products in each country throughout the Territory, as well as the Parties’ expectations for the next calendar year;

(ii)	discuss Biotronik’s marketing program for the next calendar year;

(iii)	discuss and possibly renegotiate the Annual Purchase Targets pursuant to Section 3.5(b);

(iv)	discuss and possibly renegotiate the Prices pursuant to Section 5.9(c); and

(v)	review and discuss Affiliates and the Sub-Distributors performance, including with respect to the foregoing (except for pricing information, which may be redacted or omitted).

(b)	In addition, the Parties will review performance anytime on a Parties’ reasonable request or at agreed times.

3.5.	Annual Purchase Targets

(a)

For the time after the end of the respective Ramp-Up Periods, the Parties will agree on country-specific annual purchase targets for each country in the Territory for each ACM Console Product and AcQMap Patient Electrode Kit (the Annual Purchase Targets). The Parties agree that starting from January 1, 2023 Annual Purchase Targets will apply for the AcQMap Mapping Catheters rather than the AcQMap Patient Electrode Kits. Annual Purchase Targets for each AcQMap Mapping Catheter will be determined based upon volumes of ACM Console Products, as more particularly set forth in Annex 3.5.

(b)

The Annual Purchase Targets will be established jointly by the Parties, consistent with Section 3.1(a), taking into account market conditions, cardiac mapping and ablation therapy development, the competitive environment, clinical acceptance of the ACM Products, reimbursement, and all other factors related to the ACM Products, including functionality, quality, and availability. A non-binding, preliminary example of country-specific Annual Purchase Targets for the ACM Console Product and the AcQMap Patient Electrode Kit is provided in Annex 3.5. If the Parties have not agreed on the Annual Purchase Targets for a given or several countries for the first year after the Ramp-Up Period, the Annual Purchase Targets for the countries and such ACM Products for such year will be those set forth in Annex 3.5.

(c)

At the Annual Planning Session prior the end of each calendar year, the Parties will annually renegotiate in good faith the Annual Purchase Targets for the next calendar year for each ACM Console Product, AcQMap Mapping Catheter and AcQMap Patient Electrode Kit, consistent with Section 3.1(a). If the Parties cannot agree to the Annual Purchase Targets for a given or several countries prior to the beginning of a calendar year, the Annual Purchase Targets for that year will be increased by [****] for the ACM Console Product and the AcQMap Patient Electrode Kit in the Biotronik Sphere of Commercialization (but remain unchanged for the countries of the Joint Sphere of Commercialization), as compared to the Annual Purchase Targets to the preceding calendar year. Annual Purchase Targets for the AcQMap

Mapping Catheter will be increased under this Section 3.5(c) only as a result of [****] in the quantity of ACM Console Products (and not an [****] increase in the “per ACM Console Product” quantity of AcQMap Mapping Catheters under Annex 3.5).

(d)	If any of the following occurs, then Biotronik shall have the right to notify, and initiate discussions with, Acutus in accordance with Section 3.5(j):

(i)	Acutus ceases to provide ACM Products under Section 2.9.2(d);

(ii)	ACM Products are discontinued under Section 2.9.4;

(iii)	ACM Products are removed under Section 2.9.5;

(iv)

ACM Products that Acutus is obligated to supply under this Agreement are not available for order by Biotronik from Acutus in accordance with this Agreement due to a material breach of this Agreement by Acutus; or

(v)

ACM Products are otherwise not available for order for any reason that is unavoidable, unforeseeable, outside the reasonable control of Biotronik or Biotronik’s Affiliates due to Acutus’ material breach of this Agreement.

(e)

Biotronik will provide to Acutus no later than January 15th of each calendar year a report indicating for the respective ACM Console Products, AcQMap Mapping Catheters and the AcQMap Patient Electrode Kits the quantity of each such ACM Product sold to customers and to and by Sub-Distributors during the previous calendar year, broken down by quantity of each ACM Product distributed in each country.

(f)

Annual Purchase Targets are deemed to be met if, on a country-by-country basis, Biotronik has placed Individual Purchase Orders for at least the required quantity of the respective the ACM Console Product, AcQMap Mapping Catheter and the AcQMap Patient Electrode Kit (counted only until replaced by AcQMap Mapping Catheter under Section 3.5(a)) for the respective country of the Territory during the respective calendar year. Each rental unit of ACM Console Products will be counted only one time under this Agreement and will be counted only in the calendar year and country in which Biotronik first delivered the rental unit to an end user customer in the Territory. Units of ACM Console Product, AcQMap Electrode Kits, and AcQMap Mapping Catheters provided as a repair or replacement by Acutus under warranty or a service plan will not be counted as an additional unit, and demonstration units will not be counted, toward the Annual Purchase Targets.

(g)	If any of the following occurs, then Biotronik shall have the right to notify, and initiate discussions with, Acutus in accordance with Section 3.5(j):

(i)

ACM Console Products, AcQMap Mapping Catheters or AcQMap Patient Electrode Kits were not delivered within the Lead Time from receipt of the respective Individual Purchase Order pursuant to Section 5.3 as a result of a breach by Acutus of its obligations under this Agreement;

(ii)

ACM Console Products, AcQMap Mapping Catheters or the AcQMap Patient Electrode Kits were not delivered by Acutus in the calendar year(s) in which Acutus was obligated to deliver the ACM Products under Section 5.3(d) in breach of Acutus’ obligations under this Agreement;

(iii)

ACM Console Products, AcQMap Mapping Catheters or AcQMap Patient Electrode Kits have been properly rejected in accordance with Section 5.5(c) and are not remedied by Acutus in accordance with this Agreement;

(iv)	Individual Purchase Orders have been cancelled in accordance with Section 5.6(c);

(v)

ACM Console Products, AcQMap Mapping Catheters or AcQMap Patient Electrode Kits have not all been free from defects in accordance with Section 5.13.1(a) and are not remedied by Acutus in accordance with this Agreement;

(vi)	Acutus has required Biotronik to suspend shipment of ACM Console Products, AcQMap Mapping Catheters or AcQMap Patient Electrode Kits under Section 7.3(e);

(vii)	Acutus has suspended or terminated ACM Console Products, AcQMap Mapping Catheters or AcQMap Patient Electrode Kits under Section 8.4.2(c);

(viii)

any other material breach by Acutus of its obligations in this Agreement have interfered with Biotronik’s ability to sell ACM Console Products, AcQMap Mapping Catheters or AcQMap Patient Electrode Kits, including the obligations under Section 2.4.2, 3.11 and 3.12; or

(ix)	ACM Console Products, AcQMap Mapping Catheters or AcQMap Patient Electrode Kits have not been sold by Biotronik due to a Force Majeure event.

(h)

If, for any country in the Territory, Biotronik fails to meet the Annual Purchase Target for any of the ACM Console Product, AcQMap Mapping Catheters or the AcQMap Patient Electrode Kit in such country during each of any two (2) consecutive calendar years after the end of the respective Ramp-Up Period, the Parties will in good faith (i) review Biotronik’s efforts to achieve acceptable market development in the relevant country and (ii) determine if a remediation plan to achieve acceptable market development is appropriate. Acutus will have the right to terminate Biotronik’s exclusive or co-exclusive rights, as the case may be, in the relevant country and for all ACM Products, and thus convert the exclusive or co-exclusive distribution rights of Biotronik in the relevant country to non-exclusive distribution rights for all ACM Products, by providing written notice of such termination to Biotronik, on condition that the Parties have not agreed in writing on a remediation plan within thirty (30) days after the end of the second consecutive calendar year.

(i)

If, for any country in the Territory, Biotronik fails to meet the Annual Purchase Target for any of the ACM Console Products, AcQMap Mapping Catheters or the AcQMap Patient Electrode Kits in such country during each of any three (3) consecutive calendar years after the end of the respective Ramp-Up Period, Acutus shall have the right to terminate this Agreement for the relevant country in the Territory for all ACM Products, on condition that the Parties have not agreed on a remediation plan within thirty (30) days after the end of the third consecutive calendar year. The Parties will transition distribution of ACM Products to Acutus in accordance with the terms of this Agreement.

(j)

If an issue of the type described Section 3.5(d) or 3.5(g) occurs that is caused by a material breach by Acutus of its obligations under this Agreement and that Biotronik believes is materially adversely impacting the efforts of Biotronik to scale up sales, marketing or commercialization during the Ramp Up Period or to meet Annual Purchase Targets, then Biotronik will have the right to provide written notice to Acutus, reasonably describing the issue. The Parties will meet within thirty (30) days after such notice to Acutus to discuss the issue(s), the details of the impact on Biotronik, and the extent to which any Ramp-Up Period or Annual Sales Targets should be adjusted as a result of the issue. Biotronik will be responsible for substantiating the extent of the impact. Each Party will reasonably discuss and consider the information provided by Biotronik in evaluating whether or not the Annual Purchase Target should be reduced and each Party will attempt in good faith to identify a reasonable resolution of issues, provided that adjustments will be made solely as mutually agreed.

3.6.	Marketing

Biotronik will advertise and promote the ACM Products at its own cost and expense in each country throughout the Biotronik Sphere of Commercialization and in the Joint Sphere of Commercialization, consistent with Section 3.1(a), as follows:

(a)	Biotronik will clearly demonstrate in all its marketing and communication that it acts as an independent distributor of the ACM Products and does not act on behalf of Acutus.

(b)	Each Party will bear the marketing expenses it has incurred, unless agreed otherwise.

(c)

Biotronik will submit all documents concerning advertising, promotion of sales, public relations or product information that it intends to use in relation to the distribution of the ACM Products under this Agreement to Acutus for prior approval, which will not be unreasonably withheld or conditioned. Biotronik will make sure that all pricing information in such material is blackened prior to submission to Acutus. Acutus will approve or reject each such submission within thirty (30) Business Days, otherwise such submission will be deemed approved by Acutus.

(d)

Biotronik will independently participate in the main international congresses, fairs and industry events in the Field, and may independently participate in any other congresses, fairs and industry events. In each case the Parties will use commercially reasonable efforts to coordinate their participation and presence.

(e)

On Biotronik’s reasonable request Acutus will participate in Biotronik’s national or regional electrophysiology sales meetings in the Biotronik Sphere of Commercialization of the Territory. Acutus will bear its own costs and expenses (including for travel, food and accommodation) for participating in such sales meetings.

3.7.	Information to Acutus

(a)

Biotronik will keep Acutus informed about its activities as distributor of the ACM Products, about the number of sales of the ACM Products and about market conditions in each country in the Territory. Biotronik will provide reasonable responses to reasonable requests by Acutus for information.

(b)	Biotronik will use reasonable efforts to keep Acutus informed about significant changes in:

(i)

the laws and regulations that apply to obtaining any MAA (to the extent Biotronik is responsible for obtaining the MAA) or the sale of the ACM Products in the Territory (without limitation import regulations, labelling, technical specifications, and safety requirements) of which Biotronik becomes aware, and

(ii)

the laws and regulations concerning Biotronik’s activity (e.g. regarding any permits, MAAs that Biotronik is responsible for obtaining, or reporting or record keeping requirements associated with such MAAs) of which Biotronik becomes aware, as far as they are relevant for Acutus.

3.8.	Stocks and Expired ACM Products

Biotronik will,

(a)

at its own expense, perform stock keeping in accordance with the Quality Management Agreement and keep a balanced inventory of ACM Products in quantity and assortment sufficient to meet customer demand in each country in the Territory; and

(b)	not sell any ACM Products beyond the use-by-date indicated on the respective ACM Products.

3.9.	Insurance

Each Party will secure and maintain in effect, during the term of this Agreement, comprehensive general liability insurance, underwritten by a reputable insurance carrier, in a form and with liability limits as are standard and customary for entities in the medical device industry in each country within the Territory, taking into account such Party’s activities and indemnification obligations under this Agreement. Each Party will provide the other Party with written evidence of such insurance promptly on request.

3.10.	After-Sales Services

Subject to the terms and conditions of this Agreement that require Acutus to provide repair or replacement for ACM Products, including the applicable warranty terms, and conditional upon Biotronik having received sufficient training by Acutus pursuant to Sections 2.4.2 and 3.11, Biotronik will be responsible for providing First Level Support and Second Level Support for the ACM Products to customers to the extent set out in and in accordance with Annex 5.12.

3.11.	Training

(a)

Acutus will provide Biotronik at no cost to Biotronik with initial training support sufficient to enable Biotronik to train its own employees and representatives (and those of its Affiliates and any Sub-Distributors) regarding use of the ACM Products as necessary to enable Biotronik to perform its obligations under this Agreement, including distributing the ACM Products in accordance with this Agreement, servicing the ACM Products and developing customers into proficient ACM Products users. It is agreed that Acutus provides trainings to the initial Biotronik personnel in the same quality as for Acutus’ own personnel. Subject to Biotronik making such personnel available for such activities, Acutus shall test, qualify and certify the successful trainings of the initial Biotronik personal in four sessions no later than (i) one hundred and twenty (120) days after the Effective Date for Europe, (ii) ninety (90) days after first receiving an MAA for an ACM Console Product in the Asia-Pacific region, (iii) ninety (90) days after first receiving an MAA for the ACM Console Product in Japan and (iv) ninety (90) days after first receiving an MAA for the ACM Console Product in South and Central America region. Biotronik will ensure that only personnel which has been trained, tested and approved in accordance with such initial trainings provided by Acutus, as may be updated by Acutus from time to time, shall work as service and training personnel in the field, on condition that Acutus is in compliance with this Section 3.11(a). The details of the training sufficient to meet Acutus’ obligations shall be reasonably agreed by the Parties prior to Acutus commencing the training. Biotronik will bear all costs and expenses (for travel, food, accommodation etc.) of Biotronik and its employees in connection with their attendance to such initial training support.

(b)

Any additional training will be subject to the Parties’ agreement. Unless agreed otherwise in writing, all reasonable costs and expenses (for travel, food, accommodation etc.) of Acutus and its employees in connection with such additional training will be reimbursed by Biotronik subject to Biotronik’s applicable reimbursement conditions. Biotronik will bear any costs and expenses of its employees in connection with such additional training.

3.12.	Documentation and Specimens

(a)

Without prejudice to any of Acutus’ other obligations under this Agreement, Acutus will provide Biotronik with a reasonable number of samples of the available documentation relating to the ACM Products reasonably needed (and requested) by Biotronik to carry out its obligations under this Agreement (such as marketing material, user manuals etc.). In particular, Acutus hereby grants Biotronik the rights to the brochures relating to the ACM Products, Clinical Data relating to the ACM Products that has been generated by or under the authority of Acutus to the extent necessary for Biotronik to obtain an MAA, advertising and selling information and promotional literature relating to the ACM Products, as reasonably requested by Biotronik and in control of Acutus, at no additional cost to Biotronik, as necessary for Biotronik to market and distribute the ACM Products and otherwise exercise its rights and perform its obligations under this Agreement; it being acknowledged that Biotronik shall be responsible for obtaining and generating information, materials and data not provided by Acutus if and to the extent such information is not necessary to be provided by Acutus as the legal manufacturer of the ACM Products.

(b)

Biotronik will, at its own costs and expense, translate any materials into local language and into Biotronik’s branding with the private label product names, if applicable. Any use, disclosure or distribution of any brochures, Clinical Data, advertising and sales information and promotional literature produced by Biotronik will require approval by Acutus, which will not be unreasonably withheld or delayed. Acutus will approve or reject such materials submitted by Biotronik within thirty (30) Business Days, otherwise such submission will be deemed approved by Acutus.

(c)

Acutus will provide Biotronik with non-functional non-sterile specimens of each ACM Product to be used for promotional purposes at a price to be agreed by the Parties. Biotronik will not resell such specimens and will return them to Acutus if no longer needed.

4.	Quality, Regulatory and Compliance

4.1.	Quality Management

The Parties will enter into the Quality Management Agreement as attached as Annex 4.1 on or before the Effective Date. The Quality Management Agreement will govern all communication and interaction between Acutus and Biotronik with regard to quality management, change management, regulatory compliance and reporting, preventive and corrective action including field safety corrective action. In case of any conflict between any provision of this Agreement and any provision of the Quality Management Agreement, the provision of the Quality Management Agreement will prevail.

4.2.	Marketing Authorization Approvals

4.2.1.	Principles Governing Marketing Authorization Approvals

(a)

Biotronik will, directly or through its Affiliates or Sub-Distributors (to the extent Acutus has authorized the Sub-Distributor in writing to hold the Marketing Authorization Approval in accordance with Section 2.7(a)), file, secure, own and hold at its own cost and expense all Marketing Authorization Approvals for the ACM Products in each country in the Territory, except for the CE approval. The CE approval will be owned, held and maintained by Acutus to allow Biotronik the distribution of ACM Products in the EU/EEA countries in the Territory under this Agreement.

(b)

Biotronik will own, directly or through its Affiliates or Sub-Distributors (to the extent Acutus has approved in advance in writing the Sub-Distributor to own the particular Marketing Authorization Approval in accordance with Section 2.7(a)) for purposes of applicable medical device regulations, any and all Marketing Authorization Approvals in each country in the Territory if Biotronik has, in full or in majority part (i.e. more than 50%), undertaken and paid for obtaining a given Marketing Authorization Approval; provided that notwithstanding anything to the contrary, Acutus shall, subject to applicable law, own and control all Clinical Data and other information in any Regulatory Materials, and such Clinical Data and information will be deemed to be the Confidential Information of Acutus (and not Biotronik) under this Agreement, regardless of who owns, holds or funded the MAA or the development of such data or information, provided that Biotronik may use such Clinical Data and information (and the copyrights and trade secrets of Acutus embodied therein) to the extent Biotronik deems it necessary to obtain and maintain the Marketing Authorization Approvals and to exercise its rights and perform its obligations to market and distribute ACM Products in the Territory under this Agreement. Biotronik hereby grants, and shall grant, Acutus a right (and access) to copy and reference all MAAs owned and held by Biotronik (or its Affiliates or Sub-Distributors) for ACM Products and all Clinical Data and information in such MAAs and other related Regulatory Materials, in each case including all copyrights and trade secrets embodied therein; provided that this obligation only apply to data and information developed by or under the authority of Biotronik that does not relate to any ACM Product.

(c)

Biotronik shall, to the extent necessary, conduct any Clinical Trials needed to obtain Marketing Authorization Approvals in each country in the Territory and hire and train staff to support such Clinical Trials. Upon request by Acutus, Biotronik shall keep Acutus informed of all activities and efforts associated with MAAs, including interactions and communications with Government Authorities, and shall give Acutus, upon Acutus specific request, the right to review and approve all material communications and material submissions in advance; provided, however, that Biotronik will be under no obligation to disclose Confidential Information to Acutus that does not pertain to any ACM Products or any of Biotronik’s rights or obligations under this Agreement. Biotronik shall notify Acutus promptly upon receiving any MAA.

(d)

Biotronik shall file any periodic reporting, support other required maintenance mechanisms, and shall otherwise be solely responsible to maintain/retain Marketing Authorization Approvals in each country in the Territory, except for the CE marks that Acutus maintains for the EU/EEA countries in the Territory.

(e)	Biotronik shall within the first two (2) years of the Initial Term (unless such two year period is extended as described below),

(i)

obtain all Marketing Authorization Approvals and registration materials for all countries in the Biotronik Sphere of Commercialization, but only to the extent not obtained or to be obtained by Acutus, and in the Joint Sphere of Commercialization, including approval of pricing if necessary; and

(ii)

make a first commercial sale in a fully arms-length transaction to a non-Affiliate Third Party of each ACM Product in each country in the Territory including at least one ACM Console Product in each country in the Territory, provided that no rental ACM Console Product as contemplated in Section 2.3 shall be counted as a “first commercial sale”.

The two year time period set forth above may be extended solely upon mutual agreement of the Parties upon Biotronik’s reasonable request and backed by evidence in the event of certain extenuating circumstances outside of Biotronik’s reasonable control; such as Regulatory Authority delays, study subject enrolment issues and events attributable to clinical site performance issues, in each case that were unforeseeable and are out of the ordinary; provided the Parties will discuss all such issues in good faith if Biotronik requests and each will reasonably consider the input and feedback of the other in deciding whether or not an extension or change is reasonable.

(f)	Acutus will provide Biotronik with ACM Product information, testing documentation and Clinical Data, as well as any other information, in each case that can only be obtained from Acutus as the manufacturer and developer of the ACM Products, that is necessary to enable Biotronik to perform its obligations under this Agreement to obtain Marketing Authorization Approvals for ACM Products.

(g)

On an ongoing basis as promptly as is reasonable using efforts consistent with Section 3.1(a), Biotronik will obtain any additional Marketing Authorization Approvals and registrations in each country in the Territory, including approval of pricing, if necessary for future upgrades to the hardware or software of the ACM Products and provide translation support as needed (other than CE mark); unless Acutus has become responsible for obtaining and maintaining the MAA in accordance with the terms of this Agreement for the particular country and all existing MAAs for the country have been assigned and delivered to Acutus.

(h)

Notwithstanding the foregoing, if the applicable laws and regulations in any country require that any MAAs for any ACM Products are owned and/or held in the name of Acutus in order to enable Biotronik to exercise its rights under this Agreement for such ACM Products in such country, then such MAAs shall be owned and/or held in the name of Acutus.

(i)

Unless otherwise provided in this Agreement, Biotronik will use commercially reasonable efforts to seamlessly maintain in its own name and on its own expense any Marketing Authorization Approvals for the ACM Products in each country in the Territory to the extent necessary for Biotronik (and Acutus in the Joint Sphere of Commercialization) to distribute the ACM Products under this Agreement; unless Acutus has become responsible for obtaining and maintaining the MAA in accordance with the terms of this Agreement for the particular country and all existing MAAs for the country have been assigned and delivered to Acutus.

(j)	Biotronik will promptly (within five (5) Business Days) inform Acutus of any withdrawal or expiration without renewal of any Marketing Authorization Approvals in any country in the Territory.

(k)

If a clinical study or trial plan is required in order to obtain or maintain an MAA in a country in the Territory, the Parties will establish a plan that defines Biotronik’s responsibilities with respect to such Clinical Trial, and the allocation of resources by Biotronik to the planning, execution and evaluation, and the target timeline to obtain the MAA (all at Biotronik’s cost and expense); all subject to review and approval by Acutus; unless Acutus has become responsible for obtaining and maintaining the MAA in accordance with the terms of this Agreement for the particular country and all existing MAAs for the country have been assigned and delivered to Acutus.

4.2.2.	Sale or Import without Marketing Authorization Approval

Biotronik will not sell or import any ACM Products into countries or regions without Marketing Authorization Approval if such Marketing Authorization Approval is required by applicable law. Acutus will have no responsibility for any such sales or imports.

4.3.	Clinical Trial Coordination

(a)

Acutus will have the right to undertake Clinical Trials whether or not necessary to obtain Marketing Authorization Approvals, in relation to the ACM Products at any time and in any jurisdiction and territory; with the exception that Acutus will not, without the prior written consent of Biotronik not to be unreasonably withheld or delayed, perform Clinical Trials at clinical sites located in a country in the Biotronik Sphere of Commercialization in the Territory for purposes of obtaining a Marketing Authorization Approval in such country for those ACM Products for which Biotronik has exclusive distribution rights in such country. Units of ACM Console Products, AcQMap Mapping Catheters, and AcQMap Electrode Kits which are given by Acutus without charge to a Clinical Trial site in a country in the Territory will count toward satisfying Biotronik’s respective Annual Purchase Target in such country. For the avoidance of doubt Acutus shall not charge for ACM Console Products, AcQMap Mapping Catheters, and AcQMap Electrode Kits provided by Acutus for such Clinical Trials. Additionally, Acutus retains the right to perform Clinical Trials at clinical sites located in such country for other purposes, however, provided that Acutus reasonably informs and coordinates with Biotronik. Similarly, Biotronik will inform (and obtain approval) of Acutus of Biotronik’s Clinical Trial plans and Biotronik will coordinate and work with (and obtain approval of) Acutus on the design, execution, analysis, regulatory submission and publication of clinical studies by and under authority of Biotronik on the ACM Products and on the collection of clinical data required by applicable regulatory rules.

(b)

Unless agreed otherwise, Biotronik will bear full financial responsibility for these trials and all benefit resulting from such trials will accrue exclusively to Acutus, and all Clinical Data and information in Regulatory Materials (including copyrights and trade secrets embodied therein) will exclusively belong to Acutus; provided that Acutus will share such Clinical Data with Biotronik and Biotronik shall have the right to use such data (including such copyrights and trade secrets) as reasonably necessary to exercise its rights under this Agreement and to publish the results and/or summaries of results of all Clinical Trials, observational studies, and other studies, including the protocols of all such Clinical Trials, after obtaining the prior written approval of Acutus, which approval shall not be unreasonably conditioned, withheld, or delayed.

(c)

Biotronik may inform Acutus of non-confidential ideas of customers concerning clinical studies and/or investigations and collection of Clinical Data related to the ACM Products or New Products. Acutus will have the right but not the obligation to support and fund the study or data collection, in which case any and all rights in the Clinical Data will exclusively belong to Acutus. If Acutus decides not to exploit such customer ideas, Biotronik will have the right to further develop such ideas and to conduct a Clinical Trial; in all cases solely upon Acutus’ prior written consent not to be withheld unreasonably.

4.4.	Government Reimbursement

Biotronik will, at its own cost and expense, develop and implement a plan for securing reimbursement for ACM Products in the Biotronik Sphere of Commercialization. In countries of the Joint Sphere of Commercialization of the Territory where Acutus has not developed or implemented and has no intention to develop or implement a plan for securing reimbursement for ACM Products, Biotronik may, at its own cost and expense, develop and implement a plan for securing reimbursement. In both cases, Acutus will reasonably support Biotronik in any such plan, including providing Biotronik with the information required in order to receive reimbursement approval.

5.	Sales to Biotronik

5.1.	Terms of Sale

All sales and rental of ACM Products and Service Contracts under Annex 5.12 by Acutus to Biotronik will be pursuant to the terms and conditions of this Agreement. No other terms of either Party will apply, even if referenced or contained in an order, acknowledgement, acceptance or otherwise.

5.2.	Forecasts

(a)

Each calendar month, no later than by the fifth (5th) Business Day, Biotronik will provide Acutus with a rolling forecast for the immediately succeeding twelve (12) months period (i.e., commencing with the following calendar month). This forecast will be provided in writing and will specify the anticipated purchases for each ACM Product (and for the ACM Console Products the anticipated rental units, in accordance with Section 5.2(c)) for delivery to Biotronik in each calendar month covered by the forecast. A first forecast will be provided prior to signing on the Effective Date.

(b)	For each forecast, the volumes of ACM Products forecasted for:

(i)	the forecast for the immediately succeeding two (2) calendar months, i.e., months one (1) and two (2) covered by the respective forecast, will be binding;

(ii)

the forecast for the two (2) calendar months following that period, i.e., months three (3) and four (4) covered by the respective forecast, will each not vary more by than twenty percent (20%) from the volumes forecasted for the respective calendar month in the last forecast; and

(iii)

the forecast for the two (2) calendar months following that period, i.e., months five (5) and six (6) covered by the respective forecast, will each not vary by more than fifty percent (50%) from the amounts forecasted for the respective calendar month in the last forecast.

(c)

For the forecasts for ACM Console Products to be delivered by Acutus in the first six (6) calendar months after the Effective Date, Biotronik will be entitled to specify the total number of Console Product units only, without having to specify the number Product units which are rental units and the number of units which are purchase units.

5.3.	Order Process

(a)

Biotronik will order the ACM Products and Service Contracts as contemplated in Annex 5.12 from Acutus by issuing Individual Purchase Orders in writing to Acutus. The terms and conditions of this Agreement, including Section 13.8 and Annex 5.12, will apply to all supplies of ACM Products to and Service Contracts with Biotronik even if the Individual Purchase Order does not specifically refer to this Agreement.

(b)

Individual Purchase Orders will be in English. Biotronik will be entitled to use its standard purchase order form to place Individual Purchase Orders, provided that the terms and conditions of this Agreement will control and no different, conflicting, or additional terms on Biotronik’s purchase order, Acutus’ acknowledgement, invoice, or similar document will apply. All additional and different terms on any document issued by either Party are hereby rejected and objected to. Each Individual Purchase Order will comply with the terms and conditions of this Agreement and will, in particular, contain the following information:

(i)	name and part number of each ACM Product ordered;

(ii)	the quantity of each ACM Product ordered;

(iii)	the requested delivery date, considering the Lead Times for each ACM Product;

(iv)	for ACM Console Product units that Biotronik desires to rent, clearly designate such units as (specifying the quantity of) rental units;

(v)	any other instructions and terms (consistent with this Agreement) as may be appropriate under the circumstances.

(c)

Biotronik will send the Individual Purchase Order to the address listed in this Agreement or to any other address communicated by Acutus to Biotronik from time to time. An Individual Purchase Order will be binding on Biotronik on receipt of that Individual Purchase Order by Acutus.

(d)

Acutus will accept or refuse Individual Purchase Orders in writing within five (5) Business Days of receipt. Acutus will accept Individual Purchase Orders that comply with the applicable Lead Times and with the volumes forecasted pursuant to Section 5.2, provided that the respective forecast complies with Section 5.2. Acutus will only be bound upon acceptance of an Individual Purchase Order. Acutus will use commercially reasonable efforts to accept

Individual Purchase Order to the extent they reasonably exceed the applicable forecast. Any Individual Purchase Order that is not refused within five (5) Business Days of receipt will be deemed accepted.

(e)

In case of discrepancies between order and acceptance, Acutus’ acceptance will prevail, unless (i) the acceptance is not in accordance with this Agreement or (ii) Acutus’ acceptance modifies the order in accordance with the terms of this Agreement and Biotronik immediately objects in writing to the modifications. For the avoidance of doubt, Acutus will be entitled, in particular, to adjust delivery dates in order to comply with Lead Times and to adjust quantities to typical packaging quantities or avoid splitting of production lots, provided the quantity to be delivered must not deviate more than five percent (5%) from the ordered quantity for each ACM Product.

(f)

Each Party may request changes of the delivery terms of an Individual Purchase Order, including the cancellation or rescheduling of an Individual Purchase Order. Any such requested change is subject to written agreement by the Parties. For the avoidance of doubt, only the final Individual Purchase Order, i.e. after any such changes, will be considered as ordered for all purposes of the Annual Purchase Targets.

5.4.	Delivery Terms

(a)	The ACM Products will be delivered suitably packed for shipment in Acutus’ standard shipping cartons marked for shipment.

(b)

Acutus will deliver the ACM Products according to FCA (Incoterms 2020) at Acutus’ facility in Carlsbad, CA, USA (or to any other pickup location specified by Acutus provided that Acutus shall notify Biotronik in writing reasonably in advance prior to such change of location) to a carrier designated by Biotronik; it being acknowledged that Acutus may designate different pickup points for different ACM Products, even if such ACM Products have been ordered in one.

(c)

Biotronik will obtain all export licenses and other governmental approvals required, if any. Biotronik will obtain all import licenses, if any, and will comply with any legislation or regulations governing the importation of the ordered ACM Products into the country of destination.

(d)

The Parties will discuss and may agree on the conditions under which Acutus would deliver the ACM Console Products directly to specific locations in some countries (e.g. Japan) of the Biotronik Sphere of Commercialization or Joint Sphere of Commercialization.

5.5.	Receipt of the Deliveries

(a)

Biotronik will take delivery of the ACM Products even in case of partial deliveries provided that all additional transportation costs and expense due to partial deliveries will be borne by Acutus and that the Lead Times are complied with regardless of such partial deliveries.

(b)

Biotronik will inspect each delivery of ACM Products. Biotronik will give written notice within twenty (20) Business Days of the day of receipt by Biotronik of the respective ACM Products from the respective carrier of any:

(i)	shortage or overage;

(ii)	apparent defect or damage to any ACM Products or non-conformity with the Product Specifications or the Individual Purchase Order.

However, Biotronik will not be required to open sealed boxes or sterile packaging that would make the ACM Products unusable, or to perform any testing that might destroy ACM Products.

(c)

Biotronik will have the right to reject any delivered ACM Products if the use-by-dating indicated on the individual ACM Products did not, on the date of actual delivery by Acutus to the carrier pursuant to Section 5.4, correspond (i) for ACM Products with a Shelf Life Period of more than twelve (12) months, to a period greater than or equal to the Shelf Life Period less two (2) months, and (ii) for ACM Products with a Shelf Life Period of twelve (12) months or less, to a period greater than or equal Shelf Life Period less one (1) month. Biotronik will reject such ACM Products in writing provided to Acutus within twenty (20) Business Days of the day of receipt by Biotronik of the respective ACM Products from the respective carrier. If ACM Products are not rejected pursuant to this Section 5.3(c), they are deemed accepted with respect to their use-by date, quantities and absence of apparent defects or damage. Acutus has no responsibility if the use-by date does not meet such requirement as a result of delays to the extent attributable to the carrier or Biotronik.

(d)

Biotronik will not accept a visibly damaged delivery from the carrier without reservation. Furthermore, Biotronik will properly document the damages and the circumstances in order to preserve the Parties’ rights against the carrier and any insurance.

5.6.	Late Delivery

(a)

Acutus will notify Biotronik promptly of expected delays of the ordered ACM Products, in whole or in part, stating the reasons for and the estimated duration of the delay and proposed remediation measures.

(b)

Acutus will be deemed to be in default if it fails to deliver the ordered ACM Products of an Individual Purchase Order at the delivery date (or within the agreed delivery date range) which Acutus is obligated to meet under Section 5.3(d), provided such failure is not caused in full or in part by any event under Biotronik’s control.

(c)

After twenty-five (25) Business Days of default, Biotronik may cancel the respective Individual Purchase Order, in full or in part, except for ACM Products already delivered, without liability of Biotronik to Acutus.

5.7.	Packaging and Labelling

(a)

Acutus will supply the ACM Products ready for sale in accordance with the Product Specifications. Acutus will, at its own cost and expense, provide the ACM Products with instructions for use and labelling in accordance with the Product Specifications.

(b)

If for any country of the Territory the instructions for use are required in a different language, Biotronik will arrange for translation at its own cost and expense and Acutus will review and release the translation in accordance with the provisions of its quality management system at its own cost and expense prior to the distribution in accordance with Sections 3.6 and 3.12.

(c)

The Parties acknowledge that the ACM Accessory Products and ACM Disposable Products will be distributed by Biotronik with the Biotronik private label on the outer box (but the Acutus branding still on the disposable or accessory itself and not obscured). Upon Biotronik’s request, the Parties will promptly discuss and agree upon the private label specifications for such ACM Products boxes. Subject to an agreement by the Parties, Acutus will adapt packaging (including any box labels, pouch labels, instructions for use) of the respective ACM Products boxes (excluding any relabelling of the products themselves) to provide a Biotronik “look-and-feel” on the packaging by applying colours, Biotronik’s Trademarks, labels, labelling styles and other visual elements of Biotronik’s branding to the ACM Product boxes, subject to regulatory requirements in the respective countries and provided that Acutus will act and will be labelled as the Manufacturer of Record of these ACM Products. Notwithstanding the foregoing, the packaging of the ACM Console Product (and the console itself) shall maintain the Acutus original packaging and branding, including its external packaging and branding and any branding in any user interface. Biotronik will provide Acutus its design requirements for the packaging, marking and labelling of the respective ACM Products and, subject to Acutus’ approval, the respective design requirements will be integrated in the Product Specifications.

5.8.	No Modifications to the ACM Products

Biotronik will not make any modification or alteration to the ACM Products as delivered by Acutus, including their packaging, their labelling or any product description without Acutus’ prior written approval. Notwithstanding the foregoing, Biotronik may affix on all ACM Products a label stating that the ACM Products are distributed by Biotronik, provided that such labels do not obscure in any way Acutus’ name, labelling, or branding for or on the ACM Products.

5.9.	Prices

(a)

The ACM Products are sold by Acutus to Biotronik at the prices according to the price list in force at the time when the Individual Purchase Order is sent to Acutus by Biotronik (the Prices). Notwithstanding such Prices, Acutus and Biotronik will use the “CENEMEA pricing” for the initial transfer price for all shipment of ACM Product, subject to reconciliation in accordance with Section 5.9(f).

(b)	The price list applicable on the Effective Date of this Agreement is attached as Annex 5.9.

(c)

The Prices set forth in Annex 5.9 will be firm until 31 December 2020. The Parties will renegotiate in good faith the Prices annually for the following calendar year not later than by 30 September, for the first time until 30 September 2020 for the year 2021, considering, inter alia, manufacturing yield improvements and other applicable manufacturing cost reductions of Acutus or its contract manufacturers. As a result of successful negotiations, an amended price list will be agreed and will become Annex 5.9. Such amended price list will become effective as of 1 January of the calendar year following agreement on the amended prices and will apply to all Individual Purchase Orders received by Acutus after the effective date of the Price change. If no agreement is reached, the Prices of the preceding year will continue to apply.

(d)

Except where expressly stated otherwise, all prices are quoted exclusive of VAT, and custom tariffs and duties applicable from the time of transfer of ownership (FCA, Incoterms 2020), which will all be borne by Biotronik. Biotronik will pay all taxes or other charges associated with the supply to Biotronik, distribution and delivery of the ordered ACM Products, including insurance costs, sales, use, exercise, value-added and similar taxes and customs, duties or governmental impositions. Any tax or duty Acutus is required to collect or pay upon delivery of the ACM Products will be paid by Biotronik and will be due and payable to Acutus upon being invoiced.

(e)

For the avoidance of doubt, Biotronik shall not be obligated to pay Acutus a Price for ACM Console Product components or sub-assemblies or disposable ACM Products that Acutus provides to Biotronik for warranty repair or replacement purposes that are covered by Acutus’ Warranty expressly set forth in Section 5.13.1 of this Agreement.

(f)

Because ACM Product pricing for sales of ACM Product by Acutus to Biotronik is to be determined based upon the region to which the ACM Product is shipped by Biotronik, and because the Parties will not know the region to which a particular ACM Product unit will be shipped by Biotronik at the time of shipment by Acutus, Biotronik will provide a monthly shipping report to Acutus for each calendar month no later than the 2nd Business Day of the following calendar month. Each such shipping report shall indicate the region in which the end user or sub-distributor is located for each ACM Product that has been shipped to an end user or sub-distributor. Within three (3) Business Days after the end of each calendar quarter, the Parties will reconcile payments by Biotronik to Acutus under Section 5.9(a) as follows: (i) to the extent that Biotronik has overpaid Acutus for the ACM Product shipped by Biotronik in the calendar quarter because CENEMEA pricing was used as the initial transfer price under Section 5.9(a), then Acutus will credit the overpayment to other payments owed by Biotronik to Acutus under this Agreement; and (ii) to the extent that Biotronik has underpaid Acutus for the ACM Product shipped by Biotronik in the calendar quarter because CENEMEA pricing was used as the initial transfer price under Section 5.9(a), then Acutus will have the right to invoice Biotronik for the amount of the underpayment. Biotronik shall pay within forty-five (45) calendar days from receipt of invoice.

5.10.	Payment Conditions

(a)	Acutus will issue an invoice for each delivery, including partial deliveries. Acutus will submit the invoice on or after the respective pick-up date.

(b)

All payments will be made by Biotronik in U.S. Dollars (USD) in immediately available funds by wire transfer to the bank account designated by Acutus in the respective invoice or otherwise in writing, within forty-five (45) calendar days from receipt of invoice. If Biotronik does not pay the invoiced amount in full within the payment deadline, Biotronik will be deemed to be in default, and default interest of five percent (5%) per year will apply on the outstanding amount. In addition, if outstanding invoices and default interest in an amount set forth above, to the extent not disputed in good faith by Biotronik, are not paid within thirty (30) days after Acutus’ notice of payment default, Acutus will have the right to hold back any deliveries to Biotronik.

5.11.	Refurbishment Service

(a)

Acutus offers refurbishment services for the ACM Console Product. Biotronik shall have the right to return such ACM Console Product units to Acutus and Acutus will perform its standard cleaning, inspection, testing, and analysis, solely in accordance with Acutus’ current standard refurbishment practices, to verify performance of the ACM Console Product within factory specifications. Acutus shall use its expertise and commercially reasonable efforts to refinish (for example repolish or rebrush) such returned ACM Console Products to make them look as new as possible, solely to the extent included in Acutus’ current standard refurbishment practices. Acutus will return such refurbished ACM Console Products to Biotronik in a timely manner. Acutus will not be required to refurbish or repair any ACM Product units that do not qualify for refurbishment or repair under Acutus’ then current standard practices. Acutus has the right update its refurbishment practices at any time to reflect updates and changes in Acutus’ standard practices.

(b)

Acutus shall perform such refurbishment services at the fixed price of [****] per ACM Console Product unit. Biotronik shall bear all related freight and any applicable taxes, with regard to inbound to Acutus or an Acutus field service depot and outbound back to a desired Biotronik location. In the event replacement parts are required, such replacement parts are not included in the refurbishment. Accordingly, Acutus shall provide a list of such required parts and a quotation for the costs of such replacement parts to Biotronik (unless covered by the Warranty or a Service Contract). Only after written approval of any such additional costs by Biotronik, Acutus may proceed with any necessary repair work. Acutus acknowledges and agrees that no additional labour costs beyond the fixed price of [****] per ACM Console Product shall be charged by Acutus to Biotronik for the refurbishment.

(c)

The Warranty and the Warranty Period of ACM Console Product units refurbished pursuant to this Section 5.11 shall not be extended or changed as a result of any refurbishment. For example, if the ACM Console Product unit is out of warranty when sent for refurbishment, the ACM Product shall remain out of warranty during and after any refurbishment, except for the extended warranty provided by Acutus on repaired or replaced components under Section 5.13.2.

5.12.	Service for ACM Console Products

Acutus agrees to make available the services, including parts and labor, to the extent Acutus is obligated to do so under Annex 5.12 to this Agreement. Any amendment of Annex 5.12 is effective based upon notice by Acutus to Biotronik as set forth in Annex 5.12. Acutus has the right to amend Annex 5.12 to reflect updates and changes in Acutus’ standard practices; it being understood that any changes that are inconsistent with the terms set forth in the body of this Agreement or with Acutus’ standard practices under the same circumstances will not be accepted. Acutus agrees to reasonably consider comments and feedback from Biotronik regarding any changes by Acutus to Annex 5.12 that Biotronik believes may adversely impact sales, customer perception or satisfaction, or the like; it being acknowledged that Acutus intends to maintain reasonably competitive service terms in Annex 5.12.

5.13.	Warranty

5.13.1.	In General

(a)	Acutus warrants to Biotronik that the ACM Products will be, at the time of delivery by Acutus to Biotronik’s carrier, free and clear from Defects (the Warranty).

(b)	The Warranty does not apply:

(i)

to ACM Products that have been modified after delivery without prior written approval of Acutus, it being understood and agreed that the removal, alteration or defacing of any serial number will be deemed to be a modification in the sense of this Section 5.13.1(b)(i);

(ii)

to defects not existing at the time of delivery by Acutus to Biotronik’s carrier, for example defects caused by the handling after pick-up, by normal wear and tear or otherwise due to the normal aging of the ACM Products;

(iii)	to consumable parts of or for the ACM Products, such as batteries;

(c)	any issues caused by Misuse, abuse, improper handling or storage, contamination, damage, out of specification environmental conditions, or the like.

(d)

Except for this Warranty set forth in this Section 5.13.1 above, no representation or warranty whatsoever, express or implied, is made by or on behalf of Acutus, and all other representations and warranties are hereby expressly excluded and disclaimed.

(e)	This Section 5.13 as well as Sections 8.4.2 will apply by analogy to defects of title in the ACM Products (Rechtsgewahrleistung).

5.13.2.	Warranty Period

The

Warranty period will, for non-sterile ACM Products, be twelve (12) months after invoicing date and will, for sterile ACM Products, correspond to the use-by-dating indicated on the individual ACM Products (the Warranty Period). The Warranty Period for repaired or replaced ACM Console Products, and repaired or replaced components in ACM Console Products, that have been supplied by Acutus shall be the longer of ninety (90) days from the date Acutus ships the repair or replacement or the remaining Warranty Period for the original ACM Console Product. For clarity, any extension beyond the original Warranty Period as a result of such ninety (90) day minimum shall be only for the repaired and replaced components. Responsibility for exchanging and replacing components in ACM Console Products will be determined in accordance with Annex 5.12. Repair and replacement components and ACM Console Products supplied by Acutus may be refurbished and reworked units, in Acutus’ discretion.

5.13.3.	Warranty Process

(a)

Complaints; RAs; Returns. If Biotronik believes that an ACM Product, or a component of an ACM Product, that is within its Warranty Period needs to be returned to or replaced by Acutus because the ACM Product or component does not comply with the Warranty, Biotronik must notify Acutus thereof by sending a Complaint to Acutus during the Warranty Period in accordance with Annex 5.12. Biotronik must also obtain an RA and return claimed Defective ACM Products and components to Acutus during the Warranty Period in accordance with Annex 5.12.

(b)

Biotronik must notify Acutus Immediately in writing upon Biotronik becoming aware of any behaviour or issues with an ACM Product that may present a safety issue or upon receiving any submission to, or a decision or order rendered by any Governmental Authority, which is reasonably likely to result in a Complaint. Complaints must be delivered to Acutus sufficiently early during the Warranty Period for Acutus to have reasonable opportunity to, at its option, (i) respond to or (ii) require Biotronik to respond to such submission, or (iii) submit a timely appeal or other challenge against such decision or order.

(c)

Failure to submit a proper Complaint within the Warranty Period will exclude Acutus’ liability for remedying a Defect under Warranty except to the extent Section 5.13.5(b) provides an extension of time and provided that additional coverage can be obtained by Biotronik for customers by purchasing Service Contracts from Acutus as contemplated in Annex 5.12. Without limiting the other terms of this Agreement, the Parties expressly waive Biotronik’s duty to immediately notify Acutus pursuant to, and the application of article 201 CO.

5.13.4.	On-Site Assessment, Third Party Assessment and Proceedings

(a)

Acutus reserves the right to require that an ACM Product for which a Complaint has been submitted (whether for the entire ACM Product or a component) be made available to Acutus on-site at customer, Sub-Distributor, or Biotronik facilities in a manner sufficient to enable Acutus to perform onsite diagnosis, troubleshooting and information gathering that Acutus determines is appropriate or desired in advance of Acutus issuing an RA number. ACM Product must be made available to Acutus for such assessment within ten (10) Business Days (or such longer period as Acutus may agree) after Acutus’ request for such assessment. Acutus is not required to perform on-site activities.

(b)

If Acutus rejects a Complaint or if Acutus replaces or repairs an ACM Product or component for which a Complaint has been filed with a reservation that Acutus does not accept the respective Complaint, each Party will have the right but not the obligation to request a Third Party analysis through a mutually agreed neutral Third Party acting as expert (the Third Party Analysis). The findings of such Third Party Analysis will be duly considered by each Party, but will not be final or binding in terms of an expert or arbitrator opinion. The costs and expenses for the Third Party Analysis will be borne by the Party who requested the Third Party Analysis or, if both Parties requested the Third Party Analysis, each Party will bear half of the costs and expenses for the Third Party Analysis.

(c)	If the Parties do not resolve the Complaint, each Party will be entitled to initiate proceedings pursuant to Section 13.8, subject to Sections 5.13.5 and 5.13.6.

5.13.5.	Remedies

(a) In case that an ACM Product or component that have been returned to Acutus in accordance with Annex 5.12 have failed to comply with the Warranty during the Warranty Period, Acutus will, at its option, replace or repair the Defective ACM Product or component or provide a credit to Biotronik for the purchase price paid for the ACM Product. Under no circumstances shall Acutus be required to provide a refund. Without limiting Acutus’ obligation to indemnify under Section 7.2 for personal injury caused by a Defect in Acutus’ software in an ACM Console Product, all breaches of Warranty due to, and other Defects in, software, firmware and code in any ACM Product shall be remedied solely in accordance with Acutus’ obligations described in Annex 5.12. Except to the extent otherwise required by applicable law, this Section 5.13.5(a) and Section 7.2(a) sets forth the sole remedy, and exclusive liability, of Acutus for any failure to meet a Warranty (and for all Defects, errors and issues in or with any ACM Product).

(b)

After an ACM Product or component has been returned to Acutus in accordance with Annex 5.12 and if Acutus has determined that there has been a failure of an ACM Product to comply with the Warranty, the repaired or replacement for the Defective ACM Product or component will, at the option and cost and expense of Acutus be supplied to Biotronik by Acutus. Unless concluding that the ACM Product or component have failed to comply with the Warranty, Acutus will, at the option of Biotronik, either return the ACM Product or component to Biotronik or destroy the ACM Product or component (in each case as specified by Biotronik within ten (10) Business Days of Acutus notifying Biotronik of the result of its Warranty assessment).

(c)

Except for the Warranty and limited remedies in this Section 5.13, the ACM Products are provided “AS IS,” “AS-AVAILABLE” and “WITH ALL FAULTS.” Acutus hereby disclaims any and all other warranties and conditions, whether express, implied, or statutory, and any warranties that may arise from course of dealing, course of performance or usage of trade. No oral or written information or advice given by Acutus or its representatives shall create any additional warranty. Biotronik shall not make or pass on any representation or warranty or commitment on behalf of Acutus to any customer, Sub-Distributor or other party.

5.13.6.	Time Limitations (Verjahrung) and Forfeiture (Verwirkung) of Claims

(a)

All Complaints will become time-barred and forfeited upon the lapse of the Warranty Period, even if the breach of Warranty is discovered after that lapse. However Acutus shall grant Biotronik a period often (10) Business Days following the expiration of the applicable Warranty Period, to submit to Acutus only those Complaints that were submitted to Biotronik by end users and Sub-Distributors within the applicable Warranty Period and Biotronik may obtain additional protection against Defects by purchasing Service Contracts under Annex 5.12.

(b)

Subject to the other terms of this Agreement, including Annex 5.12, it is hereby understood and agreed that if a Complaint is properly delivered to Acutus within the Warranty Period, the relevant Complaint may be resolved after lapse of the Warranty Period, provided that the Complaint will be time-barred and forfeited should Biotronik fail to initiate arbitration proceedings against Acutus in accordance with Section 13.8 within ninety (90) days following expiry of the Warranty Period.

5.13.7.	Firmware and Other Code

For each ACM Console Product unit purchased from Acutus under this Agreement, Biotronik must maintain at all times a Service Contract for the Software installed on the ACM Console Product; provided that Updates under Annex 5.12 will be provided without charge (as if a Service Contract was in place) during the Warranty Period for the particular ACM Console Product unit.

6.	Liability

To the extent permitted by law, neither Party nor any of its Affiliates will be liable to the other Party for breach of this Agreement to the extent causing loss of present or prospective profits, revenue, or savings; loss of present or prospective sales; loss of use; loss of data; or cost of substitute goods or services in each case suffered by the other Party or any of its Affiliates as a result of such breach. This limitation of liability will not apply to (i) a breach of Section 10 and (ii) the unauthorized exploitation of the other Party’s Intellectual Property Rights. This limitation of liability will apply to the indemnification pursuant to Section 7 and whether or not either Party is aware or has been advised of the possibility of such damages.

7.	Indemnification

7.1.	Indemnification of Acutus by Biotronik

Biotronik will hold harmless and indemnify Acutus from all non-Affiliate third-party claims against Acutus, including for reasonable legal expenses associated with such claims, which are the result of (i) Biotronik’s negligence, illegal conduct or wilful misconduct, (ii) any unauthorized modification of or failure to maintain any ACM Product (e.g., any rental product), or (iii) any representations, warranties, or commitments beyond the warranty and limited remedies provided by Acutus in Section 5.13 (or failure to limit remedies as set forth in this Agreement); in the case of each of (i)and (ii) only, except to the extent such claims are the result of Acutus’ or any Acutus Affiliate’s negligence, illegal conduct, wilful misconduct or breach of this Agreement and in each case which are based on a final judgment or settlement agreement, provided Acutus complied with all obligations under Section 7.3.

7.2.	Indemnification of Biotronik by Acutus

(a)

Acutus will hold harmless and indemnify Biotronik from all non-Affiliate third-party claims against Biotronik, including for reasonable legal expenses associated with such claims, which are the result of Acutus’ negligence, wilful misconduct or illegal conduct or for physical injury or death in connection with the use of the ACM Products to the extent the injury or death is caused by a Defect in the ACM Product that existed at the time of supply by Acutus, or Acutus otherwise has responsibility for the injury or death in accordance with statutory product liability provisions; in each case except to the extent such claims are the result of Biotronik’s negligence, illegal conduct, wilful misconduct or breach of this Agreement and in each case which are based on a final judgment or settlement agreement, provided Biotronik complied with all obligations under Section 7.3. Acutus will have no responsibility or liability under this Section 7.2(a) as a result of any injury or death that occurs as a result of any failure by Biotronik to follow Acutus’ instructions in accordance with this Agreement to suspend or discontinue distribution of or recall any ACM Product. Rather, Biotronik will be responsible for indemnifying Acutus for such injury or death under Section 7.1. Additionally, Acutus is not responsible under this Section 7.2(a) based upon any representations, warranties, or commitments beyond the Warranty and limited remedies provided by Acutus in Section 5.13 (or failure to limit remedies as set forth in this Agreement); or for any modification, alteration, or Misuse of an ACM Product by Biotronik, its Affiliate, Sub-Distributor, or any customer of Biotronik or such an Affiliate or Sub-Distributor.

(b)

Acutus will hold harmless and indemnify Biotronik from any non-Affiliate third-party claims against Biotronik, including for reasonable legal expenses associated with such claims, claiming that the ACM Products infringe or misappropriate third-party Intellectual Property Rights, as a result of the distribution or use (to the extent the use is described in the Product Specification) of the ACM Products by Biotronik in the Territory; in each case which are based on a final judgment or settlement agreement, provided Biotronik complied with all obligations under Section 7.3. Acutus will have no responsibility or liability under this Section 7.2(b) as a result of (i) any infringement that occurs after Acutus requests that use or distribution of the ACM Product that is the target of the claim be discontinued or suspended in accordance with Section 8.4.2(c), (ii) any use or distribution of ACM Products in the manner not intended or of any Software other than the most recent version and release, or (iii) any unauthorized modification of any ACM Product or any combination with any product or technology not supplied by Acutus unless the infringement occurred in the absence of the modification or combination.

7.3.	Third-party claims

(a)

If a Party (the Indemnitee) believes that the other Party (the Indemnitor) is responsible for defending and indemnifying the Indemnitee under this Section 7 above, the Indemnitee will promptly but in no event more than five (5) Business Days from the date it becomes aware of the good-faith Third Party claim notify the Indemnitor in writing of the third-party claim, describing the claim in reasonable detail, provided that failure to give notice as provided in this Section 7.3(a) will not relieve the Indemnitor of its indemnification obligation under this Agreement except to the extent such Indemnitor is actually and materially prejudiced as a result of such failure.

(b)	Neither the Indemnitee nor the Indemnitor will make any admission of liability in respect of any third-party claim without the prior written consent of the other Party, and the Indemnitee will use reasonable efforts to mitigate losses arising from such third-party claim.

(c)

The Indemnitor will have the exclusive right to conduct and control defence, negotiations and settlement of claims for which the Indemnitor is responsible under this Section 7 and will assume, conduct and control the defence and settlement of any suit or action against the Indemnitee using counsel selected by the Indemnitor. The Indemnitee will, at the Indemnitor’s expense, cooperate and cause its Affiliates and agents to cooperate as reasonably requested by Indemnitor in the defence and settlement of the third-party claim.

(d)

The Indemnitor will not be responsible for any costs, expenses or settlement agreement incurred or made without the prior written consent of Indemnitor, which will not be unreasonably withheld or delayed. The Indemnitor will not have authority to bind the Indemnitee except to a settlement in which the sole relief to be provided is for monetary damages that are paid in full by the Indemnitor and any other commitments by the Indemnitor that do not adversely impact the Indemnitee.

(e)

If Acutus becomes aware of a good faith third-party product liability claim relating to an ACM Product, Acutus will have the right, acting reasonably and in good faith, to require Biotronik to suspend further sales of such ACM Product, provided that Acutus uses commercially reasonable efforts, in addition to Acutus’ indemnification obligations hereunder, to replace or modify the affected ACM Product so that it becomes conforming to all applicable requirements hereunder in all respects while giving equivalent performance and without undue delay or interruption of sales. Notwithstanding anything to the contrary, if Acutus requires suspension of ACM Product sales under this Section 7.3(e) due to a breach by Acutus of its obligations under this Agreement or the Quality Management Agreement, and if as a result of such breach ACM Product that have been previously delivered to Biotronik and that remain in Biotronik’s inventory are not suitable to be sold (or that are being rented by Biotronik are not suitable to continue to be rented), then (i) in accordance with this Section and to the extent Acutus has not otherwise required such return, Biotronik shall have the right to return to Acutus, at Acutus’ cost and expense, (aa) all sterile ACM Products immediately and (bb) all ACM Products not supplied by Acutus in sterile form, within three (3) months after receipt of the notification of suspension by Biotronik, and (ii) in accordance with this Section, Biotronik shall have the right to cease the rental payments after return of all rental units and terminate with immediate effect the rental program for each affected ACM Console Product.

8.	Intellectual Property

8.1.	Principle

(a)

Except for the licenses granted by a Party to the other in this Agreement, each Party and its Affiliates will retain all right, title and interest in and to its and their respective Intellectual Property Rights.

(b)

Intellectual Property Rights for works or inventions to the extent created or conceived solely by either Party will be owned exclusively to the Party creating or conceiving such Intellectual Property Rights; and Intellectual Property Rights for works or inventions to the extent created or conceived jointly by both Parties will be owned jointly to the Parties, and neither Party shall have the duty to account or obtain the consent of the other Party to exploit or license any jointly owned Intellectual Property Rights notwithstanding any contrary provisions of applicable law in any country.

8.2.	Use of Acutus Intellectual Property Rights by Biotronik

8.2.1.	Firmware and Other Code

(a)

Acutus hereby grants to Biotronik (and to the customer to whom Biotronik rented or sold an ACM Console Product) the right to use, in object code form only, the software and firmware installed by Acutus on the ACM Console Product, and Updates and Upgrades properly installed by Biotronik on the ACM Console Product unit, all solely in the same form as installed or authorized by Acutus, as follows. All use shall be solely through the ACM Console Product user interface as contemplated in the user manual for the ACM Console Product and solely on the particular ACM Console Product unit on which it was installed by Acutus or Biotronik, as contemplated above. For clarity, Updates shall be installed on an ACM Console Product unit only during the Warranty Period or Service Term for the particular ACM Console Product unit and Upgrades shall be installed only on the ACM Console Product units authorized by Acutus in writing and for which appropriate fees have been paid.

(b)

Notwithstanding anything to the contrary, all copies of any firmware, software, or code included in any ACM Product is licensed, and not sold, by Acutus. Acutus shall retain title to all copies (including ownership of all copyrights and other Intellectual Property Rights pertaining thereto), subject only to the license expressly granted to Biotronik in Section 8.2.1(a). The Software shall not be copied, modified, or otherwise distributed without the prior written consent of Acutus.

(c)

Copies of Software contain and reflect valuable trade secrets of Acutus. Except to the extent such restrictions are prohibited by applicable law, Biotronik shall not (and shall not authorize or enable any party to) disassemble, interrogate, decompile, reverse engineer, or otherwise seek to obtain or learn the trade secrets reflected or embodied in any Software, other than trade secrets otherwise disclosed by Acutus to the extent necessary to enable Biotronik’s personnel to provide the training and service to customers in accordance with Sections 3.10 and 3.11 of this Agreement.

8.2.2.	Other Acutus IP

(a)

For the term of this Agreement and subject to its terms and conditions, Acutus hereby grants Biotronik a limited, non-exclusive, non-assignable (except as set forth in Section 13.7) and royalty-free license to use the Acutus Trademarks for the sole purpose of identifying and distributing the ACM Products purchased by Biotronik from Acutus pursuant to this Agreement. For the avoidance of doubt, no license to use the Acutus Trademarks on or in connection with any products other than the ACM Products purchased from Acutus is being granted hereunder. This Section 8.2 does not limit any rights expressly granted in the Agreement.

(b)

Biotronik will have the right to grant sublicenses to its Sub-Distributors to use the Acutus Trademarks, provided that the scope of rights granted to Sub-Distributors does not exceed the scope of rights granted to Biotronik under this Agreement.

(c)

Biotronik will not register, and hereby represents it has not registered, any trademark or similar rights that are identical or confusingly similar to the Acutus Trademarks or to those used or registered by Acutus.

(d)

The use of the Acutus Trademarks by Biotronik will inure to the benefit of Acutus. To the extent necessary or desirable to preserve rights or remedies with regard to the Acutus Trademarks in a country of the Territory, Biotronik will execute and file a registered user agreement in such country that is acceptable to Acutus. Acutus will pay any registration fee, provided that Biotronik shall remain responsible for determining whether a registered user agreement is needed in the particular country in the Territory.

8.3.	Use of Biotronik Intellectual Property Rights by Acutus

(a)

For the term of and subject to this Agreement, Biotronik hereby grants Acutus a limited, non-exclusive, non-assignable (except as set forth in Section 13.7), non-sublicensable and royalty-free license to use the Biotronik Trademarks for the sole purpose of manufacturing, packaging and delivering ACM Products in accordance with this Agreement, in particular ACM Products distributed under the Biotronik private label pursuant Section 5.7(c). For the avoidance of doubt, no license to use the Biotronik Trademarks or any other Intellectual Property Rights of Biotronik on or in connection with any products other than ACM Products is granted hereunder.

(b)

Acutus will not register, and hereby represents it has not registered, any trademark or similar rights that are identical or confusingly similar to the Biotronik Trademarks or to those used or registered by Biotronik.

(c)

The use of the Biotronik Trademarks by Acutus will inure to the benefit of Biotronik. To the extent necessary to preserve Biotronik’s rights or remedies with regard to the Biotronik Trademarks in a country in the Territory, Acutus will execute and file a registered user agreement in such country that is acceptable to Biotronik. Biotronik will pay any registration fee, provided that Acutus shall remain responsible for determining whether a registered user agreement is needed in the particular country outside the Territory.

8.4.	Infringements

8.4.1.	Infringements of Acutus Intellectual Property Rights

Biotronik will Immediately notify Acutus of any actual or potential infringement of Intellectual Property Rights of Acutus that comes to Biotronik’s attention. Biotronik will reasonably assist Acutus at Acutus’ request and at Acutus’ sole cost and expense in any action against such infringements. For the avoidance of doubt, Acutus will have no obligation to take such action.

8.4.2.	Infringements of Third-Party Intellectual Property Rights

(a)	Biotronik will Immediately notify Acutus of any alleged infringement of third-party Intellectual Property Rights by the ACM Products that comes to Biotronik’s attention.

(b)	Acutus will:

(i)	have the right to conduct negotiations with the Third Party;

(ii)

assume, conduct and control the defence and settlement of any suit or action for infringement against or resulting from an ACM Product provided that Acutus will not be responsible for any costs, expenses or settlement agreements incurred without the prior written consent of Acutus; and

(iii)	have the right to issue binding instructions to Biotronik regarding continued sales of the ACM Products affected by such claims as more particularly contemplated in Section 8.4.2(c).

(c)

If Acutus becomes aware of a good faith third-party claim relating to an infringement or misappropriation of Intellectual Property Rights relating to an ACM Product affected by such third-party claim, Acutus, acting reasonably and in good faith, has the right to require Biotronik to suspend further sales of such ACM Product, provided that Acutus shall use commercially reasonable efforts, in addition to Acutus’ indemnification obligations hereunder: (i) to obtain for Biotronik the right to continue distributing the affected ACM Product, or (ii) replace or modify the affected ACM Product so that it becomes non-infringing while giving equivalent performance and without undue delay or interruption of sales; provided that Acutus shall have the right to terminate or suspend Biotronik’s right to continue to distribute the affected ACM Product to the extent Acutus determines is appropriate in its reasonable business judgment as a result of the infringement risk. Failure by Acutus to obtain the right to continued distribution or replacing or modifying the affected ACM Product so that it becomes non-infringing within three (3) months from receipt by Acutus of notice under Section 8.4.2(a) or, if no notice was given under Section 8.4.2(a), from receipt by Biotronik of the notification of suspension under this Section 8.4.2(c), will be deemed termination of the affected ACM Product. Notwithstanding anything to the contrary, to the extent Acutus requires Biotronik to suspend or terminate sales of any ACM Product under this Section, such occurrence shall not be considered a breach of this Agreement by Acutus, and Biotronik shall also have the right (if Acutus has not already required such return) to return to Acutus at Acutus’ cost and expense all ACM Products terminated by Acutus under this Section 8.4.2(c). Notwithstanding anything to the contrary, the sole remedy, and Acutus’ sole responsibility, as a result of any infringement by an ACM Product are adjustments to Biotronik’s minimums under Section 3.5(j) and Acutus’ obligation to indemnify Biotronik in accordance with Section 7.2(b).

9.	Force Majeure

(a)

If a Party is prevented from performing its obligations under this Agreement as a result of any unforeseeable contingency beyond its reasonable control (a Force Majeure), including any unforeseeable, out of the ordinary actions of Governmental Authorities, war, terrorism, hostilities between nations, riots, strikes, lockouts, sabotage, shortages in supplies (but only to the extent such shortages are not caused and their effects could not reasonably have been mitigated by the nonperforming Party), energy shortages, fire, floods, epidemics, pandemics, and acts of nature, the Party so affected will not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance; provided that the non-performing Party notifies the other Party in writing Immediately upon the occurrence of the Force Majeure as set forth in 9(b) below and the Parties discuss how to mitigate and eliminate the effects of the Force Majeure. Except to the extent otherwise agreed by the Parties in writing pursuant to such discussions, a Party shall have the right to terminate this Agreement by providing written notice of termination to the non-performing Party if a Force Majeure impacts such non-performing Party for a period of longer than ninety (90) days. This clause shall not excuse a failure to make payments.

(b)

In the event of Force Majeure, the Party immediately affected thereby will give Immediate written notice to the other Party specifying the Force Majeure and the intended or taken mitigating measures, and will use commercially reasonable efforts to resume performance of its obligations.

10.	Confidentiality

10.1.	Handling of the Confidential Information

During the term of this Agreement and for a period of ten (10) years thereafter, each Party will:

(a)

keep Confidential Information of the other Party or the other Party’s Affiliates confidential, not make it available to third parties and protect it from unauthorized access, unauthorized disclosure and unauthorized use;

(b)	use Confidential Information of the other Party or the other Party’s Affiliates for the performance of its obligations or exercise of its rights under this Agreement only;

(c)

only make available the Confidential Information of the other Party or the other Party’s Affiliates to its own employees and consultants as well as to the employees and consultants of its Affiliates or Sub-Distributors and to its Affiliates or Sub-Distributors (approved in accordance with Section 2.7(a)) themselves, provided that these:

(i)	require knowledge of the Confidential Information for the performance of the receiving Party’s obligations under this Agreement;

(ii)	have been informed about the confidentiality of such Confidential Information; and

(iii)	are bound to keep such Confidential Information confidential in a manner consistent with the receiving Party’s obligation under this Agreement;

(d)

inform the other Party if Confidential Information of that Party or that Party’s Affiliates becomes known without authorization or is inappropriately used and take reasonable measures in order to prevent improper distribution and use of such Confidential Information;

(e)

upon request and at the option of the disclosing Party, upon expiry of this Agreement at the latest, return the Confidential Information received from the disclosing Party to that Party, and destroy or delete all copies of Confidential Information and confirm this in writing to such Party. The following will be excluded from these obligations:

(i)

the secure retention of copies of Confidential Information, to the extent retention is required by law, guidelines from professional or self-regulating organizations or an order of a Governmental Authority or a self-regulating organization;

(ii)	back-up copies in accordance with customary business practice and by means of an automated, secured data back-up system.

(f)

For clarity, Biotronik’s rights above to use and disclose exclude the right to do so for the benefit any product that is not an ACM Product or for any product that is a Competing Product relative to any ACM Product.

10.2.	Exceptions

(a)	If a Party is obliged to disclose Confidential Information received from the other Party by law or by order of a Governmental Authority or a self-regulating organization, the following will apply:

(i)	the disclosure will be limited to the necessary extent;

(ii)

the receiving Party will inform the disclosing Party to the extent permitted prior to the disclosure, will coordinate the next steps with the disclosing Party in order to guarantee that Confidential Information received from the other Party is kept confidential to the greatest extent possible.

(b)

If a Party is obliged to disclose Confidential Information received from the other Party to internal or external auditors due to compliance regulations, such disclosure is to be limited to the necessary extent and the provisions of Section 10.2(a) will apply by analogy.

11.	Data Protection

(a)

The Parties represent that, regarding any operation or set of operations which is performed upon information relating to identified or identifiable natural persons in relation with this Agreement (Personal Data), each Party determines the purposes and means of the processing of Personal Data individually (Sole Controller) in accordance with the data protection laws applicable to the processing of Personal Data by a Party (Data Protection Legislation). Each Party individually must determine whether it has the lawful basis for any processing of Personal Data and will comply with its obligations under applicable Data Processing Legislation. Each Party will share Personal Data with the other Party if necessary for purposes of this Agreement or for fulfilment of statutory functions, provided such sharing is lawful. Each Party will process Personal Data received from or pertaining to the employees of the other Party and the other Party’s Affiliates, agents, auxiliaries and contractors only for purposes of this Agreement or for fulfilment of statutory functions.

(b)

The Parties will ensure that Personal Data is limited to what is necessary in relation to the purposes they are processed by applying data minimisation techniques where possible such as reducing or replacing personal identifiers or aggregating data. Each Party will respond to enquiries from data subjects and supervisory authorities concerning its processing of Personal Data within a reasonable time. Requests concerning the other Party’s processing of

Personal Data will be forwarded to the other Party without delay. Each Party will appoint a contact person authorized to receive such forwarded requests.

(c)

If the transfer or disclosure of Personal Data by a Party to recipients in the receiving Party’s jurisdiction is restricted under the Data Protection Legislation, the Parties will, on either Party’s request, take appropriate measures as may be required or permitted by the Data Protection Legislation for the lawful transfer of Personal Data to the receiving Party, including, in particular, the Set II controller—controller clauses set forth in the European Commission Decision 2004/915/EC, dated 27 December 2004—in which the Commission approved an alternative set of model clauses for transfers from data controllers in the EEA to data controllers outside the EEA, which are hereby incorporated by reference.

12.	Term and Termination of this Agreement

12.1.	Term

(a)	This Agreement will come into effect on the Effective Date and will continue for a period of seven (7) years (the Initial Term).

(b)

The Parties will agree in writing until the fifth (5th) anniversary of the Effective Date whether or not this Agreement is to be extended beyond the Initial Term. If the Parties agree on an extension, this Agreement will continue after the Initial Term for an additional three (3)-year period (a Prolongation Term). In each Prolongation Term, the Parties will conduct good faith negotiations on whether or not the Agreement will be extended for a successive Prolongation Term (i.e., an additional three (3) year period) and will seek to determine whether or not there will be prolongation (if applicable) no later than one (1) year prior to the expiration of the then current Prolongation Term. If the Parties do not agree to extend this Agreement beyond the Initial Term or the then current Prolongation Term, it will terminate on expiry of such Initial Term or Prolongation Term.

12.2.	Termination for Good Cause

(a)

Each Party will have the right to terminate this Agreement with immediate effect by written notice for good cause (aus wichtigem Grund), provided that the other Party has failed to cure such good cause within thirty (30) days of being informed by the terminating Party in writing of the good cause, unless such cure can reasonably be excluded. Good cause is deemed to mean any material failure to comply with any term of this Agreement or the Quality Management Agreement. Good cause includes any event caused or controlled by one Party that makes continuation of this Agreement unconscionable for the other Party due to the adverse effect of such event on the business and/or the reputation of the other Party, and includes any material breach of Section 2.5 (Sales Outside the Territory), Section 4.2.2 (Sale or Import without Marketing Authorization Approval), Section 5.8 (No Modifications to the ACM Products), and Section 10 (Confidentiality). For the avoidance of doubt, a

Party enforcing the obligations under this Agreement will not constitute good cause entitling the other Party to terminate the Agreement.

(b)

Each Party will have the right to terminate this Agreement with immediate effect by written notice in case of insolvency, moratorium, receivership or liquidation with regard to the other Party, or any similar circumstances that are likely to substantially affect the other Party’s ability to carry out that Party’s material obligations under this Agreement, provided that the Party that is subject to the insolvency, moratorium, receivership, liquidation, or similar circumstances has failed to provide adequate assurances of continued performance within thirty (30) days of the terminating Party requesting such assurances in writing, unless it can reasonably be excluded that the other party will provide such assurances. In the case of insolvency, moratorium, receivership or liquidation of any Sub-Distributor, or any similar circumstances that are likely to substantially affect the Sub-Distributor’s ability to carry out its material obligations under this Agreement, Biotronik shall notify Acutus in writing of such circumstance and Biotronik shall terminate the Sub-Distributor upon request by Acutus.

(c)

Acutus will have the right to terminate this Agreement for all countries or on a country-by-country basis by giving written notice of termination to Biotronik specifying in the notice that it is being provided by Acutus pursuant to this Section 12.2(c):

(i)

in the event of a Change of Control of Biotronik that closes during the Initial Term, with termination of this Agreement to be effective on the earlier of (i) the third (3rd) anniversary of the closing date of the respective Change of Control, or (ii) the end of the Initial Term. In the event of a Change of Control of Biotronik that closes during a Prolongation Term, unless this Agreement has already been terminated or expires earlier pursuant to its terms, Acutus will have the right to terminate this Agreement with termination to be effective on the earlier of (i) the third (3rd) anniversary of the closing date of the respective Change of Control, or (ii) the end of the then-current Prolongation Term. All notices of termination pursuant to this Section 12.2(c)(i) must be given no later than six (6) months after the closing date of the respective Change of Control.

(ii)

in the event of a Change of Control of Acutus that closes during the Initial Term, with termination of this Agreement to be effective on the earlier of (i) the third (3rd) anniversary of the closing date of the respective Change of Control, or (ii) the end of the Initial Term. In the event of a Change of Control of Acutus that closes during a Prolongation Term, unless this Agreement has already been terminated for any other reason or expires earlier pursuant its terms, Acutus will have the right to terminate this Agreement with termination to be effective on the earlier of (i) the third (3rd) anniversary of the closing date of the respective Change of Control, or (ii) the end of the then-current Prolongation Term.

All notices of termination pursuant to this Section 12.2(c)(ii) must be given no later than six (6) months after the closing date of the respective Change of Control.

(iii)

In the event of a Change of Control of a Sub-Distributor, Acutus has the right to withdraw its approval of the Sub-Distributor by providing written notice of such withdrawal to Biotronik. Biotronik agrees that no ACM Product will be distributed by any such Sub-Distributor more than twelve (12) months after Acutus provides such notice.

(d)	Biotronik will have the right to terminate this Agreement by giving written notice of termination to Acutus:

(i)

For a country in the Territory in the event that the exclusive distribution rights granted by Acutus to Biotronik in Section 2.1 of this Agreement are converted to non-exclusive distribution rights in such country under Section 3.5(h), with termination by Biotronik to be effective immediately (except subject to transition in accordance with Sections 12.2(d)(iii) and 12.3.3(c) below). All notices of termination pursuant to this Section 12.2(d)(i) must be given no later than six (6) months after Biotronik first has notice of the conversion to non-exclusive under Section 3.5(h).

(ii)

For all countries or on a country by country basis in the event of a Change of Control of Acutus where the Acquiring Party of Acutus is a Competing Company, with effect as of thirty (30) days after such notice by Biotronik, provided that such notice must be given by Biotronik to Acutus no later than ninety (90) days after the closing date of the Change of Control. If Biotronik gives notice of termination under this Section 12.2(d)(ii), Biotronik’s distribution rights will become non-exclusive in all countries in the Territory on the date of such notice unless Acutus specifies a different date within the ninety (90) day period after the date of such notice, which Acutus may do on a country by country basis.

(iii)

Biotronik shall diligently, and in a manner that minimizes adverse impact on ACM Product sales and relationships, transition distribution of ACM Products to Acutus for all countries in the Territory during the six month period following the date of Biotronik’s or Acutus’ notice (unless Acutus specifies a shorter transition period).

12.3.	Effects of Termination

12.3.1.	Surviving Obligations

The following Sections will survive termination or expiry of this Agreement (including as imposed on Sub-Distributors in accordance with Section 2.7(b), if applicable): Section 2.9.5(c) (until any applicable assignment has been completed), Section 3.3 (for ACM Products that have been distributed under this Agreement), Section 3.5(e) (a final report covering all ACM Product sales under this Agreement, including any after termination or expiration), Section 3.7(a) (until all ACM Product distribution has ended), Section 3.10 (After-Sales Services), Section 4.1 (Quality Management), Section 5.9(f), Section 5.10, Section 5.13 (Warranty), Section 6 (Liability), Section 7 (Indemnification), Section 9, Section 10 (Confidentiality), Section 11, Section 12.3 (Effects of Termination), and Section 13. Biotronik’s responsibility for Affiliates and Sub-Distributors, as stated in Section 2.7(a), shall survive any termination or expiration of this Agreement. The restrictions and obligations on Biotronik in Annex 2.3 shall survive until Acutus has taken possession or control of all ACM Console Product rental units; all of which must be returned by Biotronik to Acutus upon any termination or expiration of this Agreement. All loaner ACM Console Product units, including all ACM Console Product units in any service depot or center of excellence, must be returned to Acutus upon any termination nor expiration of this Agreement. Obligations of a Party to reimburse the other in accordance with the terms of this Agreement shall survive to the extent the reimbursement obligation accrued during the term of the Agreement. The following Sections of Annex 5.12 shall survive: 5, 6, 8, and 10. All sublicenses granted by Biotronik to any Sub-Distributors shall terminate upon any termination or expiration of this Agreement. All other provisions of this Agreement shall terminate, and have no further force or effect, upon any termination or expiration of this Agreement.

12.3.2.	Right to Convert Exclusive Distribution to Non-Exclusive Distribution

Subject to Section 12.3.7, and without limiting any other rights or remedies of Acutus, in case of a Change of Control of Acutus, the Acquiring Party(s) of Acutus shall have the right to convert any exclusive and co-exclusive distribution rights granted to Biotronik under Section 2.1 of this Agreement to non-exclusive distribution right commencing on the two (2) year anniversary of the closing date of the Change of Control, provided that the Acquiring Party(s) of Acutus shall provide written notice to Biotronik within six (6) months after the closing date of the Change of Control of the extent to which the rights under this Section 12.3.2 shall be executed. This Section does not limit Biotronik’s right to execute its termination rights under Section 12.2(d) as a result of such Change of Control of Acutus or Acutus’ rights under Section 12.2(c). Acutus has the right under this Section 12.3.2 on a country by country basis.

12.3.3.	Right to Represent the ACM Products

(a)	On the effective date of any termination or expiry of this Agreement and after the Sell-Off Period, the right of Biotronik to represent and sell the ACM Products ends.

(b)

On the effective date of termination or expiry of this Agreement and after the Sell-Off Period, Biotronik will avoid any remarks and the use of any materials or equipment giving rise to the impression that it continues to be an appointed distributor for sales of or authorized to provide service, maintenance or support for any ACM Products.

(c)

In the event of any termination or expiration of this Agreement (as a whole or in any country), Biotronik shall cooperate reasonably with Acutus, for a period of up to six (6) months after any termination or expiration, in order to transition distribution of the ACM Products back to Acutus or its designee smoothly and without adverse impact to ongoing distribution of the ACM Products and relationships. To the extent Biotronik continues sales under Section 12.3.5 after such six (6) month period, Biotronik shall continue such collaboration and efforts to effect a smooth transition so long as Biotronik continues such sales. Biotronik shall cause all Sub-Distributors to cooperate in the same manner if a Sub-Distributor is terminated.

12.3.4.	Intellectual Property

On the effective date of termination or expiry of this Agreement and after the Sell- Off Period, each Party’s rights to use the other Party’s Intellectual Property Rights pursuant to this Agreement cease; except that Acutus’ rights to use any Intellectual Property Rights of Biotronik in or to any Regulatory Materials or Clinical Data shall survive.

12.3.5.	ACM Products in Stock

(a)

Acutus will have the right but not the obligation to repurchase from Biotronik a part of or all ACM Products that Biotronik and its Affiliates have in stock as of the effective date of termination or expiry of this Agreement and that Biotronik has purchased from Acutus, at the net price originally paid by Biotronik (FCA Berlin, Incoterms 2020), except to the extent ACM Products have already been sold to Third Party customers as of the date of receipt by Biotronik of Acutus’ notice of intent to repurchase stock or to the extent Biotronik is obligated to fulfil its existing contractual or tender obligations, as provided in Section 12.3.5(b) below. Acutus may exercise its option according to this Section 12.3.5(a) in writing no later than on the effective date of the termination of this Agreement or, if this Agreement is terminated with immediate effect, within one (1) month after the effective date of termination. Biotronik will, on Acutus’ request, inform Acutus of the ACM Products in Biotronik’s and its Affiliates’ stock. Acutus has the right to exercise its rights under this Section 12.3.5 on a country by country basis with regard to ACM Products in stock in the respective country if Biotronik’s rights are terminating for less than the entire Territory.

(b)	If Acutus exercises its option according to Section 12.3.5(a), Acutus will for a period of twenty-four (24) months after the effective date of the termination permit Biotronik to:

(i)	fulfil contractual obligations to Third Parties that Biotronik entered into before notice of termination, and

(ii)	serve tenders for which Biotronik has submitted offers to Third Parties before notice of termination,

provided that, on Acutus’ reasonable request, Biotronik produces documentary evidence that the requirements of (i) and (ii) are fulfilled. For this purpose Acutus will allow Biotronik to keep existing ACM Products in stock, and Acutus will sell additional ACM Products to Biotronik during such twenty four (24) month period under the terms and conditions of this Agreement as in force at the time Biotronik’s request under this Section 12.3.5(b) is provided to Acutus. Notwithstanding anything to the contrary, under no circumstances shall any ACM Product be sold by or under authority of Biotronik (i) after any expiration of this Agreement; and (ii) more than twenty (24) months after any termination of this Agreement.

(c)

If Biotronik keeps existing ACM Products in stock or has purchased additional ACM Products in order to serve tenders according to Section 12.3.5(b)(ii) and Biotronik has not won such tender, Biotronik will inform Acutus within ten (10) days of the final decision relating to such tender, and Acutus will have the right but not the obligation to repurchase from Biotronik some or all of the ACM Products that Biotronik has in stock or has bought from Acutus in view of such tender at the net price originally paid by Biotronik. Acutus may exercise its option according to this Section 12.3.5(c) in writing within thirty (30) days of Biotronik informing Acutus of the final decision relating to such tender.

(d)

If Acutus chooses not to exercise its option pursuant to 12.3.5(a), Biotronik will have the right for a period of twelve (12) months starting from the effective date of termination, in accordance with this Agreement, to sell the remaining ACM Products purchased from Acutus (the Sell-Off Period). After the Sell-Off Period, Acutus will for a period of twelve (12) months permit Biotronik to:

(i)	fulfil contractual obligations that Biotronik has entered into before notice of termination, and

(ii)	serve tenders for which Biotronik has submitted offers before notice of termination,

provided that, on Acutus’ reasonable request, Biotronik produces documentary evidence that the requirements of (i) and (ii) are fulfilled. For this purpose, Acutus will sell additional ACM Products to Biotronik at the terms and conditions of this Agreement. Thereafter, Biotronik will not be authorized to sell ACM Products. Biotronik will inform Acutus of any remaining ACM Products purchase from Acutus, and Acutus will have the right to take these ACM Products back at no cost to Biotronik. Otherwise, Biotronik will destroy them as waste.

12.3.6.	Marketing Authorization Approvals

(a)

If, upon the effective date of termination or expiry of this Agreement and after the Sell-Off Period, Biotronik, its Affiliate, or any Sub-Distributor owns or holds any Marketing Authorization Approvals for any ACM Products in any country of the Territory, Biotronik, the Affiliate and Sub-Distributor will at no cost or expense to Acutus, assign and transfer all right, title and interest in and to any and all such Marketing Authorization Approvals to Acutus, subject to applicable regulatory requirements.

(b)

If an assignment or transfer of a Marketing Authorization Approval according to Section 12.3.6(a) is not possible, then Biotronik, the Affiliate and Sub-Distributor shall take such action to the extent allowed by applicable law to enable Acutus to otherwise benefit from the respective Marketing Authorization Approval after the effective date of termination or expiry of this Agreement to the extent reasonably possible, including providing copies of all MAA’s, Clinical Data, and Regulatory Materials as well as rights of reference.

(c)

In case of the conversion of the appointment of Biotronik as an exclusive or co-exclusive distributor to a non-exclusive distributor, or such rights are terminated, Acutus and its distributors shall be allowed distribution of ACM Products in the specific country of the Territory and Biotronik shall facilitate such distribution under the existing or modified MAA as expeditiously as reasonably possible and feasible in accordance with regulatory requirements. Biotronik shall ensure that all Sub-Distributor rights terminate and convert to non-exclusive or co-exclusive to the same extent as Biotronik’s rights so terminate or convert.

12.3.7.	Compensation in case of Change of Control and Termination

(a)

For clarity, all terms and conditions in Section 12.3.7(b) shall terminate, and have no further force or effect, after any expiration of this Agreement unless the respective Change of Control closed during the term of this Agreement. Similarly, Section 12.3.7(b) and all obligations to make any Compensation Payment shall terminate, and have no further force or effect, to the extent this Agreement is terminated for any reason other than termination by Acutus providing written notice of termination to Biotronik under Section 12.2(c)(ii) as a result of a Change of Control of Acutus. In particular, no Compensation Payment shall be due or payable (i) upon or as a result of valid termination of this Agreement (or Biotronik’s distribution rights) in accordance with its terms and conditions for any reason (including under Section 12.2(d)) other than a termination by Acutus under Section 12.2(c)(ii) as a result of a Change of Control of Acutus; (ii) if this Agreement expires prior to the date of closing of the Change of Control of Acutus; (iii) upon or as a result of any removal or discontinuation of, or any change in, an ACM Product under this Agreement in accordance with its terms; or (iv) upon or as a result of any conversion of exclusive rights to co-exclusive or non-exclusive. Under no circumstances shall more than one Compensation Payment be paid under this Section 12.3.7. For clarity, the Country Specific Compensation Payment for a country shall be zero if Biotronik’s distribution rights in that country expire or if Biotronik’s distribution rights in that country are terminated for any reason other than Acutus providing written notice stating that Acutus is terminating Biotronik’s in such country under Section 12.2(c)(ii).

(b)	[****]

12.3.8.	No Indemnity

Subject to and safe for the Compensation Payment under Section 12.3.7 of this Agreement, Biotronik agrees that the terms of this Agreement enable Biotronik to recover equitable benefits from its investments in the marketing of the ACM Products, and that the position of Biotronik is not similar to that of an agent. Accordingly, Biotronik will, subject to and safe for the Compensation Payment to be paid to Biotronik under Section 12.3.7 of this Agreement, not be entitled to an indemnity for goodwill or similar compensation, or any other damages or compensation, in case of any termination or expiration of this Agreement, even if Biotronik has significantly developed Acutus’ business in the Territory and Acutus continues to derive substantial benefits from the business generated by Biotronik after the date of termination or expiration; including if such termination is a termination under 12.2(d).

13.	Miscellaneous

13.1.	No Set-Off

Each Party waives its right to set off any claim made by the other Party against it under or in connection with this Agreement against a claim that it has itself against the other Party.

13.2.	Entire Agreement and Annexes

(a)

This Agreement including all Annexes, which are an integral part of this Agreement, and the Quality Management Agreement, and those portions of the License and Distribution Agreement (if any) which are incorporated by reference, constitutes the complete agreement between the Parties regarding its subject matter and supersedes all other prior and contemporaneous oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

(b)

To the extent of any conflict between any provision of the body of this Agreement and any provision of an Annex, the provision of the body of this Agreement will prevail, provided that appropriate measures according to Section 11 will prevail over conflicting provisions of the body of this Agreement.

13.3.	Written Notices

Any written notice with regard to this Agreement will be delivered by mail, e-mail or fax to Acutus:

Acutus Medical, Inc.

2210 Faraday Ave Suite 100

Carlsbad 92008, California

U.S.A.

Attn.:   [                            ]

Phone: [                            ]

Email: [                            ]

Biotronik:

Biotronik SE & Co. KG

Woermannkehre 1

12359 Berlin

Germany

Attn.:   [                            ]

Phone: [                            ]

Email: [                            ]

Each change of address will be communicated to the other Party in the same way.

13.4.	Severability

If any provision of this Agreement is held to be unenforceable or invalid, then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable and valid (if permitted by law) or disregarding it (if not). If an unenforceable or invalid provision is modified or disregarded in accordance with this Section 13.4, the rest of the Agreement is to remain in effect as written, and the unenforceable and invalid provision is to remain as written in any circumstances other than those in which the provision is held to be unenforceable and invalid; provided that such continuation of the Agreement, with the modified and/or disregarded provision, is not materially inconsistent with the original intent of the Parties in entering into this Agreement. This rule applies by analogy to contractual omissions, intended or unintended.

13.5.	Amendments

Any amendment or supplementation of this Agreement will require a written document executed by both Parties. The written form requirement may be dispensed only in writing.

13.6.	No Waiver

Failure by either Party to take any action or assert any right hereunder will not be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, except if expressly agreed otherwise.

13.7.	Assignment

(a)

Except as provided in Section 13.7(b), neither Party may assign or otherwise transfer this Agreement or its rights or obligations under this Agreement, in whole or in part, to any Third Party except with the prior written consent of the other Party.

(b)

Each Party has the right to assign this Agreement to any of its Affiliates. In the event of a Change of Control with respect to a Party, such Party has the right to assign this Agreement to the Third Party that acquires control of such Party or an affiliate of such Third Party, subject to Section 13.7(c) below.

(c)

If Acutus or Biotronik undergoes a Change of Control during the Initial Term of the Agreement, the Party undergoing the Change of Control (or its successor or permitted assign) shall be bound in all respects to the terms and conditions of this Agreement for a period of the shorter of (a) the 3 year anniversary of the closing of the Change of Control, or (b) the remaining period of the Initial Term of the Agreement. If Biotronik or Acutus undergoes a Change of Control during a Prolongation Term, the Party undergoing the Change of Control (or its successor or permitted assign) shall be bound in all respects to the terms and conditions of Agreement for the shorter of (a) the remaining duration of the Prolongation Term or (b) 3 year anniversary of the closing of the Change of Control.

13.8.	Applicable Law and Jurisdiction

(a)	This Agreement will be governed by the substantive laws of Switzerland, to the exclusion of the UN Convention on Contracts for International Sale of Goods (CISG) of 11 April 1980.

(b)

In the event of any dispute arising out of or in relation to this Agreement, the Parties will refer the dispute to senior executive officers and such senior executive officers will attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute according to this Section 13.8(b) within thirty (30) days of referring such dispute to senior executive officers, if it cannot reasonably be expected that the dispute will resolved according to this Section 13.8(b) within thirty (30) days and in case of urgency, any such dispute will be resolved pursuant to Section 13.8(c).

(c)

Any dispute, controversy or claim arising out of or in relation to this Agreement and all purchases and deliveries within the framework of this Agreement, including the validity, invalidity, breach, or termination thereof, as well as pre-contractual and extra-contractual related issues, will be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date on which the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators will be three (3). The seat of the arbitration will be Zurich. The arbitral proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English and any written evidence in a language other than English shall be submitted with an English translation. All and any awards will be final and binding on the Parties, but subject to any rights of appeal and rights of revision from all and any awards insofar allowed under applicable law. All and any awards may be entered as final judgment in any court of competent jurisdiction as necessary to enforce the award.

*     *     *     *     *

(THE NEXT PAGE IS THE SIGNATURE PAGE)

Signatures

BIOTRONIK SE & CO. KG

Berlin,	11 May 2020	/s/ Dr. Daniel Bühler
Place, date		By: Dr. Daniel Bühler
Title: Managing Director

Berlin,	11 May 2020	/s/ Dr. Ralf Lieb
Place, date		By: Dr. Ralf Lieb
Title: Managing Director
Acutus

Carlsbad, California May 10, 2020		/s/ Vince Burgess
Place, date		By: Vince Burgess
Title: Chief Executive Officer

Annex 1(a) – Definitions

ACM Accessory Product means those products listed in Annex 2.1(a) that are designated as an “accessory”.

ACM Console Product means the product listed in Annex 2.1(a) as the “ACM Mapping System”, as updated by Acutus from time to time in accordance with this Agreement.

ACM Disposable Product means those products listed in Annex 2.1(a) that are designated as “disposable”. ACM Disposable Product includes the AcQMap Mapping Catheter and the AcQMap Patient Electrode Kit.

ACM Products means the ACM Console Products, the ACM Disposable Products, and the ACM Accessory Products, in each case listed in Annex 2.1(a).

Acutus Trademark means any trademark, trade name, trade dress, service mark, logo or similar mark, whether or not registered or registerable, of Acutus or its Affiliates.

AcQMap Mapping Catheter means the product listed in Annex 2.1(a) as the “AcQMap 3D Imaging and Mapping Catheter”, as updated by Acutus from time to time in accordance with this Agreement.

AcQMap Patient Electrode Kit means the electrode patches to connect the patient with the ACM Console Product as defined in the respective Product Specification, as amended from time to time in accordance with this Agreement.

Acquiring Party shall have the meaning as defined in the Change of Control definition.

Affiliate means, with respect to any person or entity specified, any other person or entity that Controls or is Controlled by or is under common Control with the person or entity specified. For the purpose of this Agreement, Control means direct or indirect beneficial ownership by any person or entity of more than fifty percent (50%) of shares of stock entitled to vote for the election of directors in the case of a corporation, or more than fifty percent (50%) of the corresponding equity interest in the case of any other type of legal entity or status as a general partner in any partnership, in each case sufficient to, directly or indirectly through one or more intermediaries, control the board of directors or equivalent governing body of a corporation or other entity and cause the direction of the management and policies of the corporation or other entity.

Agreement means this distribution agreement including all of its Annexes.

Aggregate Country Specific Compensation Payments means the sum of all Country Specific Compensation Payments for all countries in the Territory (without duplication) that have been terminated by Acutus under Section 12.2(c)(ii) (and not under another Section of this Agreement).

Annex means an annex attached to this Agreement on the Effective Date, as such annexes are updated from time to time solely in accordance with this Agreement.

Annual Business Plan Session has the meaning defined in Section 3.4.

Annual Purchase Targets has the meaning defined in Section 3.5(a).

Bio Products has the meanings set forth in the written agreement between the Parties, titled “Global Alliance for Biotronik Product Distribution Agreement,” having an effective date of May 8, 2020.

Biotronik Sphere of Commercialization means only those countries that are defined in Annex 2.1 as being included in the “Biotronik Sphere of Commercialization.”

Biotronik Trademark means any trademark, trade name, trade dress, service mark, logo or similar mark, whether or not registered or registerable, of Biotronik or its Affiliates.

Business Day means every calendar day except (i) Saturdays and Sundays, (ii) public holidays in Berlin, Germany or San Diego, California, USA, and (iii) 24 and 31 December.

Change of Control means, with respect to a Party, any of the following events:

(a)

a Third Party becomes the beneficial owner, directly or indirectly, of more than sixty-seven percent (67%) of the total voting power of the capital stock then outstanding of such Party normally entitled to vote in elections of directors;

(b)	a Party conveys, transfers, leases or assigns all or substantially all of its business and assets to any Third Party, whether resulting from merger, acquisition, consolidation, or otherwise.

For purposes of this definition of “Change of Control” only, references to (A) “beneficial ownership” (and other correlative terms) means beneficial ownership as defined in Rule 13d-3 under the Exchange Act, and (B) “group” means group as defined in the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof. The Third Party or other corporation or entity which effects a Change of Control with respect to a Party shall be referred to as the “Acquiring Party”. Notwithstanding the foregoing, in no event shall a sale of capital stock for the purpose of financing Acutus, Biotronik, and/or their Affiliate, including to underwriters of a public offering of the capital stock of Acutus, Biotronik, and/or their Affiliate, constitute a Change of Control.

Clinical Data means all data, information, and documentation (each in draft or complete form) generated by conducting and/or analyzing a Clinical Trial (whether or not completed) hereunder, in whatever form, whether stored as hard copy or in electronic form, including raw data to the extent legally permissible, study data, all study reports, case reports, filings, monitor reports, notices, books, records, informed consent forms, other files (or parts thereof), or any information related thereto.

Clinical Trial means a human clinical study conducted on human subjects that is designed to (a) establish that a medical device is reasonably safe for continued testing; (b) investigate the safety and efficacy of the medical device for its intended use, and to define warnings, precautions, and adverse reactions that may be associated with the medical device in the manner to be prescribed; or (c) support Marketing Authorization Approval or label expansion of such medical device.

Closing Date means the closing date of a Change of Control of Acutus.

CO means the Swiss Code of Obligations (OR).

Compensation Payment means: [****]

Competing Product means, with respect to an ACM Product, a product with the same or substantially the same indication as such ACM Product, including having the ability for on-label use in similar procedures, provided that such product can reasonably be considered to directly compete with such ACM Product. For the avoidance of doubt, non-electrophysiology products of Biotronik and its Affiliates will not be considered Competing Products.

Competing Company means the entities listed in Annex 2.5 and their respective Affiliates, and the successors and assigns at any time during the term of this Agreement to all or substantially all of the business and assets of such entities listed in Annex 2.5, including of their Affiliates.

Complaint has the meaning set forth in Annex 5.12.

Confidential Information of a Party or that Party’s Affiliates means any and all information, regardless of its form and the type of disclosure (in particular documents, data files, charts, sketches, plans, e-mails, and oral information), which:

(a)

such Party or an Affiliate of such Party’s makes directly or indirectly available to the other Party in connection with this Agreement or has already made available prior to the conclusion of this Agreement under obligations of confidentiality; and

(b)	has been identified as “confidential” or which is confidential by nature (in particular financial data, sales figures, know-how, and customer lists).

Information made available by either Party or an Affiliate will not be deemed Confidential Information in the event:

(c)	it was or has become publicly known without the receiving Party being involved in breach of its obligations or otherwise being responsible for it;

(d)

the receiving Party has created or obtained the information itself independently of the disclosure by the disclosing Party, whether prior to or after such disclosure by the disclosing Party, provided that the receiving Party may assume in good faith that no confidentiality obligations have been breached thereby and that it may use and/or disclose this information; or

(e)	the disclosing Party has explicitly excluded from the confidentiality obligations in writing.

Control has the meaning set forth in the definition of Affiliate above.

Country Specific Compensation Payment means, [****]

[****]

Data Protection Legislation has the meaning defined in Section 11(a).

Defect has the meaning set forth in Annex 5.12.

Downside Multiplier means, [****]

[****]

Net Proceeds	Downside Multiplier
[****]	[	****]
[****]	[	****]
[****]	[	****]
[****]	[	****]

Effective Date means the date of execution of this Agreement by both Parties.

EU Model Clauses means the standardized contractual clauses issued or approved by the EU Commission or other competent EU authorities during the Agreement for the transfer of Personal Data to third country recipients.

Field means atrial and ventricular catheter-based heart rhythm diagnostics and radiofrequency point-by-point cardiac ablation with 3D imaging and mapping. For the avoidance of doubt, the following product categories are included in the Field: Diagnostic, steerable, introducer and transseptal catheters, high-power-short-duration (SW adaptation and/or ablation device hardware adaptation and/or catheter improvement), ECG recording systems, irrigation pumps, esophageal temperature probes, deviators, and transseptal access tools. For the avoidance of doubt, and without limitation, the following product categories are considered to be outside of the Field: Products for electroporation (ablation devices and/or catheters), single shot PV-isolation systems with any energy source (cryo, radiofrequency, heat, or laser), and left atrial appendage occluder devices.

First Level Support has the meaning set forth in Annex 5.12.

Force Majeure has the meaning defined in Section 9(a).

Hardware has the meaning set forth in Annex 5.12.

Governmental Authority means any court, agency, department, authority, or other instrumentality of any multi-national, national, state, county, city, province, or other political subdivision.

Immediately means, with respect to any obligation of a Party hereunder to act in a certain manner upon the occurrence of any event, as soon as possible upon becoming aware of such event and without delay, and in any case within one (1) Business Day.

Incremental Multiplier means, [****]

Calendar Vear in which Closing Date Occurs	Incremental Multiplier
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

lndemnitee has the meaning defined in Section 7.3(a).

lndemnitor has the meaning defined in Section 7.3(a).

Individual Purchase Order means any purchase order placed by Biotronik with Acutus for ACM Products.

Initial Term has the meaning defined in Section 12.1(a).

Intellectual Property Rights means all and any intellectual property rights, including any copyrights, utility model rights, design rights, patent rights, trademark rights, topography rights, trade secret rights, know-how rights, rights in databases as well as any other proprietary rights, in all cases whether or not registered or registerable.

Joint Sphere of Commercialization means the Hong Kong Special Administrative Region of the People’s Republic of China, as it exists on the Effective Date, excluding any and all other portions of China and excluding Taiwan. For clarity, references in the Agreement to “country” will be deemed to include this Hong Kong Special Administrative Region.

Lead Time means six (6) calendar weeks for the ACM Console Product and four (4) calendar weeks for any other ACM Product. In case of FCA (lncoterms 2020), the Lead Time will be calculated from the date of the respective Individual Purchase Order receipt by Acutus to the date the purchased ACM Products are ready to be picked up from the pick-up point designated by Acutus, provided that if the last day of the Lead Time is not a Business Day, the Lead Time will end on the following Business Day.

License and Distribution Agreement means the agreement titled “License and Distribution Agreement,” entered into between the Parties and VascoMed GmbH, having an effective date of June 28, 2019.

Manufacturer of Record shall mean the natural or legal person responsible for the design, manufacture, packaging and labelling of a medical device before it is placed on the market, regardless of whether these operations are carried out by that person or on his behalf by a Third Party.

Marketing Authorization Approval or MAA means, with respect to a product in any country or jurisdiction, any approval, registration, license, or authorization from a Regulatory Authority or other Governmental Authority in that country or jurisdiction that is necessary to offer for sale, market, and sell such product in such country or jurisdiction.

Misuse has the meaning set forth in Annex 5.12.

Net Proceeds means, with respect to a Change of Control of Acutus, the total aggregate amount of the purchase price paid by the Acquiring Party to, and actually received by, Acutus or its stockholders (in their capacity as stockholders of Acutus) from such Acquiring Party as consideration for the Change of Control of Acutus. For clarity, Net Proceeds includes cash; the value of marketable securities; the present value of loans by a Third Party to Acutus that are actually assumed by the Acquiring Party (to the extent the aggregate amount of such loans exceed the cash and cash equivalents of Acutus);

and excludes all other consideration, such as contingent consideration and all consideration that is not expressly made part of the purchase price at the closing of the Change of Control for Acutus stock or assets in such Change of Control of Acutus, all as set forth in the definitive agreements that effects such Change of Control of Acutus.

Net Sales means the purchase price (and rental fees) actually invoiced by Acutus to, and received by Acutus from, Biotronik for sales of ACM Products (and rental of ACM Console Product) by Acutus directly to Biotronik, excluding or reduced by reasonable and customary exclusions and deductions to the amount invoiced, such as: (i) trade, cash and quantity credits, discounts, refunds or rebates; (ii) amounts for claims, allowances or credits for returns, retroactive price reductions, charge-backs or destroyed goods; (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax); and (iv) past due account receivable balances.

New Products means the New Products in the Field and the New Products Outside The Field.

New Products In The Field has the meaning defined in Section 2.9.3(a).

New Products Outside The Field has the meaning defined in Section 2.9.3(b).

Personal Data has the meaning defined in Section 11(a).

Price has the meaning defined in Section 5.9(a).

Product Specification means, with respect to a ACM Products, any and all requirements to the respective ACM Products, including technical, physical, chemical, environmental, labelling, packaging and supplementary requirements as exclusively described in respective product specification as included in Annex 2.1(a).

Prolongation Term has the meaning defined in Section 12.1(b).

Quality Management Agreement or QMA means the agreement attached to this Agreement in Annex 4.1.

Ramp-Up Period has the meaning set forth in Section 2.4.1(b) and further specified on a country-by-country basis in Annex 2.1.

Regulatory Authority means any Governmental Authority responsible for granting Marketing Authorization Approval for a product the Territory.

Regulatory Materials means all filings and supporting documents submitted to (or retained for purposes of satisfying requirements of) any Regulatory Authority relating to any ACM Product, and all data contained therein, including, without limitation, advertising and promotion documents, adverse event files, complaint files and manufacturing records.

Removed Product has the meaning defined in Section 2.9.5(a).

RA has the meaning set forth in Annex 5.12.

Section means a section of this Agreement.

Second Level Support has the meaning set forth in Annex 5.12.

Sell-Off Period has the meaning defined in Section 12.3.5(d).

Service Contract has the meaning set forth in Annex 5.12.

Service Term has the meaning set forth in Annex 5.12.

Shelf-Life Period means, with respect to sterile ACM Products, their maximum approved shelf life.

Software has the meaning set forth in Annex 5.12.

Sub-Distributor has the meaning defined in Section 2.7(a).

Territory means the Biotronik Sphere of Commercialization and the Joint Sphere of Commercially, all as more particularly defined in Annex 2.1.

Third Party means a party other than Acutus, Biotronik and the Affiliates of each.

Third Party Analysis has the meaning defined in Section 5.13.4(b).

Trailing Twelve Month Capture Period means, with respect to each country in the Territory, the twelve (12) calendar month period immediately preceding the calendar month in which Biotronik’s rights terminate in such country as a result of a termination by Acutus under Section 12.2(c)(ii).

Transfer Price Multiplier means, [****]

Country	Transfer Price Multiplier
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]
[****]	[****]

Update shall have the meaning specified in Annex 5.12.

Upgrade shall have the meaning specified in Annex 5.12.

Warranty has the meaning defined in Section 5.13.1(a).

Annex 2.1 – Territory and Ramp-Up Period

The Territory shall mean collectively the countries of the Biotronik Sphere of Commercialization and the Joint Sphere of Commercialization, excluding all other countries and jurisdictions.

A) Countries of the Acutus Sphere of Commercialization

All countries and jurisdictions of the world not included in the Biotronik Sphere of Commercialization, and not included in the Joint Sphere of Commercialization, each as defined below shall belong to the Acutus Sphere of Commercialization.

B) Countries of the Biotronik Sphere of Commercialization in the Territory and Ramp-Up Periods for such countries

Biotronik Sphere of Commercialization means and is limited to the following countries. The Ramp Periods specified in the table below will apply respectively:

Country
Germany	12 months
Austria	12 months
Hungary	12 months
Poland	12 months
Slovakia	12 months
Russia	12 months
United Arab Emirates	12 months
Saudi Arabia	12 months
South Africa	12 months
Switzerland	24 months
Japan	24 months
Australia and New Zealand	24 months
Singapore	24 months

South Korea	24 months
Malaysia	24 months
Vietnam	24 months
Thailand	24 months
Taiwan	24 months
Brazil	12 months
Argentina	24 months
Mexico	24 months

C) Countries of the Joint Sphere of Commercialization in the Territory

The countries of the Joint Sphere of Commercialization of the Territory will comprise of the following countries:

Hong Kong	24 months

Annex 2.1(a) – ACM Products

Annex 2.1(b) – EEA/EU Countries

Annex 2.3 – Terms and Conditions for the ACM Console Products rental program

Annex 2.5 – Competing Companies

Annex 3.5 – Annual Purchase Targets

Annex 4.1 – Quality Management Agreement

Annex 5.9 – Price List

Annex 5.12 – Service Terms and Conditions

Annex 12.3.7 – Calculation examples for compensation payment